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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SONUS NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SONUS NETWORKS, INC.
7 Technology Park Drive
Westford, MA 01886

May     , 2009

Dear Stockholder:

        We cordially invite you to attend Sonus' annual meeting of stockholders. The meeting will be held on Friday, June 19, 2009, at 10:00 a.m., local time, at the Boston Marriott Burlington, One Mall Road in Burlington, Massachusetts.

        The notice of annual meeting and proxy statement accompanying this letter describes the business to be acted upon at the meeting. Our annual report for 2008 is also enclosed. To ensure that your shares are represented at the meeting, you are urged to vote as described in the accompanying proxy statement.

        Thank you for your support.

Sincerely,

Richard N. Nottenburg
President and Chief Executive Officer

SONUS NETWORKS, INC.
7 Technology Park Drive
Westford, MA 01886

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held June 19, 2009

To the Stockholders of Sonus Networks, Inc.:

        The 2009 annual meeting of stockholders of Sonus Networks, Inc., will be held on Friday, June 19, 2009 at 10:00 a.m., at the Boston Marriott Burlington, One Mall Road in Burlington, Massachusetts. At the meeting we will:

  1.
  Elect two nominees for director to hold office until the 2011 annual meeting of stockholders (assuming Proposal 2 below is approved, otherwise until the 2012 annual meeting of stockholders);

  2.
  Amend the fourth amended and restated certificate of incorporation to declassify the Company's Board of Directors as of the 2011 annual meeting of stockholders;

  3.
  Approve a stock option exchange tender offer;

  4.
  Approve amendments to the Sonus 2007 Stock Incentive Plan;

  5.
  Ratify the appointment of Deloitte & Touche LLP as Sonus' independent registered public accounting firm for the fiscal year ending December 31, 2009; and

  6.
  Transact any other business that may properly come before the meeting and any adjournments thereof.

        Stockholders of record at the close of business on April 24, 2009 are entitled to attend and vote at the meeting.

        You may vote by telephone or by using the Internet as instructed on the proxy card. If you received a paper copy of the proxy card by mail, you may mark, sign, date and mail the proxy card in the postage-paid envelope provided. Any stockholder attending the meeting may vote in person, even if you have already voted on the proposal described in this proxy statement.

By Order of the Board of Directors,

Westford, Massachusetts May , 2009	Richard Gaynor Chief Financial Officer and Assistant Secretary

        A copy of your proxy card or the notice mailed on May 8, 2009, and picture identification will be required to enter the meeting. Cameras and recording equipment will not be permitted at the meeting.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 19, 2009

        Voting materials, which include this proxy statement and our 2008 annual report to stockholders, are available for viewing, printing and downloading at www.proxyvote.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Sonus Networks, Inc., 7 Technology Park Drive, Westford, MA 01886; telephone 1-800-579-1639.

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SONUS NETWORKS, INC.
PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING

        Our Board of Directors, or our Board, is soliciting proxies for the 2009 annual meeting of stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Why am I receiving these materials?

        You have received these proxy materials because our Board is soliciting your vote at the 2009 annual meeting of stockholders. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or the SEC, and that is designed to assist you in voting your shares.

        On or about May 8, 2009, we mailed to our stockholders of record as of April 24, 2009 a notice containing instructions on how to access this proxy statement and our annual report online and to vote. Also on May 8, 2009, we began mailing printed copies of these proxy materials to stockholders that have requested printed copies.

        If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

How do I request a printed copy of the proxy materials for future annual meetings?

        To request a printed copy of the proxy statement and Annual Report to Stockholders relating to our future annual meetings, visit www.proxyvote.com, telephone 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. You must have available the 12-digit Control number located on the notice mailed on or about May 8, 2009.

Who may vote at the meeting?

        Stockholders of record at the close of business on April 24, 2009 may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of the close of business on April 24, 2009,            shares of our common stock were outstanding. A list of our stockholders will be available at our corporate offices at 7 Technology Park Drive, Westford, Massachusetts prior to the meeting.

How many shares must be present to hold the meeting?

        A majority of our outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are properly represented in person at the meeting or that are represented by a valid proxy properly submitted over the Internet, by telephone or by mail. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder does not vote on one or more of the matters to be voted upon.

 What proposals will be voted on at the meeting?

        There are five proposals scheduled to be voted on at the meeting:

  •
  Elect two nominees for director to hold office until the 2011 annual meeting of stockholders (assuming Proposal 2 below is approved, otherwise until the 2012 annual meeting of stockholders);

  •
  Approval of an amendment to our Fourth Amended and Restated Certificate of Incorporation to declassify the Board of Directors as of the 2011 annual meeting of stockholders;

  •
  Approval of a stock option exchange tender offer;

  •
  Approval of amendments to the Sonus 2007 Stock Incentive Plan; and

  •
  Ratification of Deloitte & Touche LLP as Sonus' independent registered public accounting firm for the fiscal year ending December 31, 2009.

How does the Board of Directors recommend that I vote?

        Our Board recommends that you vote your shares:

  •
  "For" the election of each of the nominees to our Board;

  •
  "For" the amendment to the Fourth Amended and Restated Certificate of Incorporation of Sonus to declassify our Board as of the 2011 annual meeting of stockholders;

  •
  "For" the stock option exchange tender offer;

  •
  "For" the amendment to the Sonus 2007 Stock Incentive Plan; and

  •
  "For" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

What vote is required to approve each matter and how are votes counted?

        Election of two directors.    To be elected, each nominee for director must receive a plurality of the votes of the shares of common stock present or represented and entitled to vote at the annual meeting. Abstentions are not counted for purposes of electing directors. If your shares are held by your broker in "street name," and you do not vote your shares, your brokerage firm may vote your unvoted shares. You may vote "For" all nominees, "Withhold" your vote from all nominees; or vote "For" one or more nominees and "Withhold" your vote from the other nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

        Approval of Amendment to the Fourth Amended and Restated Certificate of Incorporation of Sonus to Declassify the Board of Directors as of the 2011 Annual Meeting of Stockholders.    The affirmative vote of 66 2/3% of the outstanding shares of our common stock as of April 24, 2009 will be required to approve the proposal amendment to our Fourth Amended and Restated Certificate of Incorporation to declassify our Board as of the 2011 annual meeting of stockholders. You may vote "For", "Against", or "Abstain" from voting on the proposal to declassify our Board. Abstaining from the voting on this proposal will have the effect of a vote against approval of the proposal.

        Approval of the stock option exchange tender offer.    The affirmative vote of a majority of the shares of common stock present or represented at the 2009 annual meeting of stockholders and entitled to vote as of April 24, 2009 will be required to approve the stock option exchange tender offer. You may vote "For", "Against", or "Abstain" from voting on the proposal of the stock option exchange tender offer. Abstaining from the voting on this proposal will have the effect of a vote against approval of the stock option exchange tender offer.

        Approval of amendments to the Sonus 2007 Stock Incentive Plan.    The affirmative vote of a majority of the shares of common stock present or represented at the 2009 annual meeting of stockholders and entitled to vote as of April 24, 2009, will be required to approve the amendment to the 2007 Stock Incentive Plan. You may vote "For", "Against", or "Abstain" from voting on the proposal to amend the plan. Abstaining from the voting on this proposal will have the effect of a vote against approval of the amendments to the plan.

        Ratification of the appointment of Deloitte & Touche LLP as Sonus' independent registered public accounting firm for the fiscal year ending December 31, 2009.    The affirmative vote of a majority of the shares of common stock present or represented at the 2009 annual meeting of stockholders and entitled to vote as of April 24, 2009 will be required to approve the ratification of Sonus' independent registered public accounting firm. You may vote "For", "Against", or "Abstain" from voting on the proposal of ratifying our independent registered public accounting firm. Abstaining from the voting on this proposal will have the effect of a vote against ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

What is the Effect of Broker Nonvotes?

        Brokers have the discretion to vote shares held in "street name" on routine matters, such as uncontested director elections and ratification of independent registered public accounting firms, but not on other, non-routine matters. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares because of the non-routine nature of the matter. Broker non-votes are counted as shares present for purposes of determining the presence of a quorum.

How can I vote my shares in person at the meeting?

        Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card and proof of identification for entrance to the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting.

How can I vote my shares without attending the meeting?

        Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the meeting. If you are a stockholder of record, you may vote in any of the following ways:

  •
  You may vote by mail.    If you received a printed proxy card, you may complete, date and sign the proxy card and promptly mail it in the postage-prepaid envelope that you received. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you return. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board.

  •
  You may vote over the Internet.    If you have Internet access, you may vote your shares from any location in the world by following the instructions set forth on your proxy card or the notice we mailed to you on or about May 8, 2009.

  •
  You may vote by telephone.    If you are located in the United States or Canada, you may vote your shares by following the instructions set forth on your proxy card or the notice we mailed to you on or about May 8, 2009.

        If you hold shares in street name, you may vote by submitting voting instructions to your stockbroker or nominee. If you provide specific voting instructions, your shares will be voted as you have instructed. In most cases, you will be able to do this by telephone, using the Internet or by mail.

How can I change my vote?

        You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing and submitting a new proxy card with a later date, voting by telephone or using the Internet (your latest telephone or Internet proxy is counted) or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

What are the directions to the meeting?

  Boston Marriott Burlington, One Mall Road, Burlington, Massachusetts
  (781) 229-6565

  From New York and the West

        Get to the Mass Pike (Route 90); this is a toll road. Take the exit from route 128 north (which is also I-95 north). Take exit 33B (sign says route 3A Burlington) off route 128. When you get off the exit ramp, move over into the left lane. Take the first left at the traffic lights on to Burlington Mall Road, then the first left to the Marriott.

  From New Hampshire and the North (via routes 93 or 95)

        Take route I-93 south to 128/I95 until it joins 128 south. Stay on I95/128 south until you get to exit 33B (the sign says rout 3A Burlington). You'll see the Marriott a head of you on the right. Take exit 33B. Go through the traffic lights on to Burlington Mall road, then the first left to the Marriott.

  From Rhode Island and the South

        Take route I-95 north which eventually becomes route 128 north. Take exit 33B (sign says route 3A Burlington). When you get off the exit ramp, move over into the left lane. Take the first left at the traffic light onto Burlington Mall Road, then the first left into the Marriott.

  From Logan Airport Boston

        Take the Boston exit from the airport to the Sumner Tunnel (this is a left turn out of the airport access road). There is a two-dollar toll at the beginning of the tunnel. Keep left in the tunnel. Be careful on exiting the tunnel; there are two right turns you can make. Take the left-most right turn and go up the ramp marked I-93 north. The ramp leads to the overhead expressway.

        Do not take the first right turn (which stays on level ground) as this will take you into downtown Boston. Stay to the left on the expressway and follow the signs for route I-93 north and Salem, NH; this will take you over a bridge. Once over the bridge (the signs still say I-93 north), the hard part is over!

        Take the exit to route I95/128 south. Stay on I95/128 south until you get to exit 33B (the sign says route 3A Burlington). You'll see the Marriott ahead of you on the right. Take exit 33B. Go through the traffic lights on to Burlington Mall Road, and then take the first left to the Marriott.

Proposal 1—ELECTION OF DIRECTORS

        Our Board is presently composed of seven members, six of whom are independent within our director independence standards, which are consistent with the director independence standards of the NASDAQ Stock Market Marketplace Rules. At the annual meeting, two directors will be elected to hold office in accordance with our Fourth Amended and Restated Certificate of Incorporation, or our Certificate of Incorporation.

        Our Certificate of Incorporation currently provides that our Board shall be divided into three classes, with each class having a three-year term. The class of directors whose term of office expires at the 2009 annual meeting of stockholder currently consists of two directors, each of whom are current directors. If Proposal 2 below is approved and our Board is declassified at the 2011 annual meeting of stockholders, the directors elected at the annual meeting will serve for a term of two years, expiring at such 2011 annual meeting. If Proposal 2 below is not approved, the directors elected at the annual meeting will serve for a term of three years, expiring at the 2012 annual meeting of stockholders.

        Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If a nominee declines or is unable to serve as a director at the time of the annual meeting, such shares will be voted for the election of such substitute nominee as our Board may propose. It is not presently expected that either of the nominees named below will be unable or will decline to serve as a director. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. The two nominees for director who receive the highest number of affirmative votes shall be elected as directors. The proxies solicited by this proxy statement may not be voted for more than two nominees.

        The Board of Directors unanimously recommends a vote "FOR" the election to the Board of Directors of each of the following nominees.

 Nominees Up For Election

        Richard N. Nottenburg, Ph. D., 55, has been our President, Chief Executive Officer and a director since June 2008, and is responsible for the strategic direction and management of our company. From 2004 until 2008, Dr. Nottenburg was an officer with Motorola, Inc., ultimately serving as its Executive Vice President, Chief Strategy Officer and Chief Technology Officer. While at Motorola, Dr. Nottenburg was responsible for shaping Motorola's overall corporate strategy. Prior to joining Motorola as an officer in July 2004, Dr. Nottenburg was a strategic consultant to the company from January 2004 to July 2004. Prior to that, Dr. Nottenburg was Vice President and General Manager of Vitesse Semiconductor Corporation after its merger with Multilink Technology Corporation in 2003. From 1995 to 2003, Dr. Nottenburg served as President and Chief Executive Officer of Multilink leading the company from inception to a successful initial public offering in 2001. He holds a Doctor of Science Degree in Electrical Engineering from the Ecole Polytechnique Federale de Lausanne in Lausanne, Switzerland, a Master of Science Degree in Electrical Engineering from Colorado State University and a Bachelor of Science Degree in Electrical Engineering from Polytechnic Institute of New York.

        Scott E. Schubert, 54, has been a director since February 2009. From 2005 until June 2008, Mr. Schubert served as Chief Financial Officer of TransUnion LLC. From 2003 to 2005, Mr. Schubert served as Chief Financial Officer and, prior to that, Executive Vice President of Corporate Development of NTL, Inc. (now Virgin Media, Inc.). From 1999 to 2003, Mr. Schubert held the position of Chief Financial Officer of Williams Communications Group, Inc., a high technology company, which emerged from bankruptcy in October 2002 as WilTel Communications Group, Inc. Mr. Schubert also served as head of BP Amoco's Global Financial Services, leading the initial integration of BP and Amoco's worldwide financial operations following the merger of the two companies. Mr. Schubert is a graduate of the Krannert School of Business at Purdue University where he completed his MBA degree in Finance and Economics in 1976. He also earned his Bachelor of Science degree at Purdue in 1975, with dual majors in Engineering and Accounting.

 Directors Continuing in Office

  Directors Whose Terms Will Expire in 2010

        Howard E. Janzen, 55, has been a director since January 2006 and the Chairman of the Board since December 2008. Mr. Janzen has been Chief Executive Officer of One Communications, a supplier of integrated advanced telecommunications solutions to businesses, since March 2007 and has served on the Board of Directors of One Communications since June 2007. He served as President of Sprint Business Solutions, the business unit serving Sprint's business customer base with almost 10,000 employees and $12 billion in annual revenue, from January 2004 to September 2005. From May 2003 to January 2004, he was President of Sprint's Global Markets Group, responsible for Sprint's long distance service for both consumer and business customers. From October 2002 to May 2003, Mr. Janzen was President and Chief Executive Officer of Janzen Ventures, Inc., a private investment business venture. From 1994 until October 2002, Mr. Janzen served as President and Chief Executive Officer, and Chairman from 2001, of Williams Communications Group, Inc., a high technology company, which emerged from bankruptcy in October 2002 as WilTel Communications Group, Inc. Mr. Janzen currently serves as a member of the Boards of Directors of Global Telecom & Technology, Inc. and Macrosolve, Inc. He also serves on the Governor's Science and Technology Council for the State of Oklahoma and is a Commissioner and Chairman for the Global Information Infrastructure Commission (GIIC). Mr. Janzen received his B.S and M.S. degrees in Metallurgical Engineering from the Colorado School of Mines. He also has completed the Harvard Business School Program for Management Development.

        H. Brian Thompson, 70, has been a director since October 2003. Mr. Thompson has been Executive Chairman of Global Telecom and Technology (GTT), a leading global network integrator, since October 2006 and continues to head his own private equity investment and advisory firm, Universal Telecommunications, Inc. From December 2002 to June 2007, Mr. Thompson was Chairman of Comsat International, an independent telecommunications operator serving all of Latin America. He currently serves as a member of the Boards of Directors of Axcelis Technologies, Inc., ICO Global Communications (Holdings) Limited and Penske Automotive Group, Inc. He received his M.B.A. from Harvard University's Graduate School of Business, and received an undergraduate degree in chemical engineering from the University of Massachusetts.

  Directors Whose Terms Will Expire in 2011

        John P. Cunningham, 71, has been a director since September 2004. In June 2002, Mr. Cunningham retired from Citrix Systems, Inc., a global leader in virtual workplace software and services. From May 2001 to June 2002, Mr. Cunningham was Senior Vice President, Finance and Operations of Citrix. He joined Citrix in November 1999 as Senior Vice President, Finance and Administration and served in that capacity until May 2001. From 1998 to June 1999, Mr. Cunningham served as Executive Vice President and Chief Financial Officer of Wang Global, a worldwide provider of network services. Prior to joining Wang, he served as Chief Financial Officer of Whirlpool Corporation from 1996 to 1998 and Chief Financial Officer of Maytag Corporation from 1994 to 1996, both diversified manufacturers. Mr. Cunningham has also held various management positions at International Business Machines. He currently serves as a member of the Board of Directors of Smart Disk Corporation. Mr. Cunningham has an M.B.A. from New York University and a B.S. from Fordham University.

        John A. Schofield, 60, has been a director since January 2009. From 1999 to 2005, Mr. Schofield served as President, CEO and Chairman of the Board of Advanced Fibre Communications, Inc., a leading supplier of next-generation edge access equipment and multi-service broadband solutions for the telecommunications industry. Form 1992 to 1999, Mr. Schofield served as Senior Vice President and then President of the Integrated Solutions Group of ADC Telecommunications, Inc., a world-wide supplier of network equipment, software solutions, and integration services for broadband and multiservice networks. Mr. Schofield currently serves as Chairman of the Board of Integrated Device

Technology, Inc. Mr. Schofield has a BSEE from the NSW Institute of Technology, in Sydney Australia and is a graduate of Raytheon's Advanced Management Program.

        Paul J. Severino, 62, has been a director since March 1999. Mr. Severino has been an investment advisor to emerging companies and venture funds since 1996. He currently serves as a member of the Board of Directors of Analog Devices, Inc. Mr. Severino has a B.S. in engineering from Rensselaer Polytechnic Institute.

Proposal 2—APPROVAL OF AN AMENDMENT TO THE FOURTH RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

        Our Board has unanimously approved, subject to stockholder approval, an amendment to our Fourth Amended and Restated Certificate of Incorporation that will result in the declassification of our Board effective as of the 2011 annual meeting of stockholders, or the Declassification Amendment. Our Board is now seeking stockholder approval of the Declassification Amendment. Our Board believes that declassification of our Board is appropriate and in the best interests of our stockholders.

Background

        Our Board has continually reviewed our corporate governance practices and, as part of this review, the Nominating and Corporate Governance Committee has from time to time considered whether we should declassify our Board.

        Our Fourth Amended and Restated Certificate of Incorporation currently provides that our Board shall be divided into three classes, with each class having a three-year term. The primary purpose of classifying our board has been to ensure continuity and stability in the oversight of the management of the Company and to allow for periodic renewal of its membership over time. Clearly, over the past few years, some shareholder groups have viewed a classified board as a major deterrent to major change where they believe a wholesale change of board membership would be beneficial either to their views or to the success of the enterprise. While there are countervailing views on what "best practices" ought to be regarding a classified board, this year, our Board has decided that it would be in the best interests of all its stockholders that we move to phase out the classification of our Board with an amendment to our Certificate of Incorporation reflecting that change.

The Declassification Amendment and Ancillary Changes

        If the Declassification Amendment is approved, the declassification of our Board would be applied as follows:

Annual Meeting Year	Length of Term for Directors Elected	Year that Term Would Expire
2009	Two Years	2011
2010	One Year	2011
2011	Annual Election	2012

        In addition, our Fourth Amended and Restated Certificate of Incorporation will be amended to make certain ancillary changes to the Fourth Amended and Restated Certificate of Incorporation, as well as the By-Laws, to reflect the phase-out of the declassification of our Board. At present, because our Board is classified, our directors are removable only "for cause" by the affirmative vote of 66 2/3% of the outstanding shares of our stock entitled to vote for the election of directors. The Declassification Amendment provides that subsequent to the 2011 annual meting of stockholders, any or all directors could be removed by stockholders "with or without cause" upon the affirmative vote of 66 2/3% of the outstanding shares of our stock entitled to vote for the election of directors. The Declassification

Amendment also contains a provision vesting our Board with the authority to fix its size. Our Board would adopt corresponding amendments to our By-Laws and Corporate Governance Principles.

        Appendix A shows the proposed changes to the relevant sections of Article V of the Fourth Amended and Restated Certificate of Incorporation resulting from the proposed Declassification Amendment, with deletions indicated by strikeouts and additions indicated by underlining. If approved, this proposal will become effective upon the filing of a Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which we intend to do promptly following the annual meeting of stockholders if stockholder approval is obtained. If the Declassification Amendment is not approved, our Board will remain classified.

Vote Required

        The affirmative vote of 66 2/3% of the outstanding shares of our common stock as of April 24, 2009 will be required to approve the Declassification Amendment. Abstentions, failures to vote and, broker non-votes, if any, will have the same effect as votes cast against approval of the Declassification Amendment. Our Board previously provisionally approved the corresponding amendments to our By-laws and Corporate Governance Principles discussed above, subject to stockholder approval of the Declassification Amendment.

        The Board of Directors unanimously recommends a vote "FOR" the approval of the Declassification Amendment.

 Proposal 3—APPROVAL OF A STOCK OPTION EXCHANGE TENDER OFFER

        In light of the failure of the capital markets to reasonably reflect value in current share prices in any relation to the prices adopted in previous markets upon which equity grants were based, our Board determined that we should undertake to replace the already vested performance-based grants that have no real, intrinsic value at this time (or for the forseeable future), with more realistic grants rewarding employees for their past and continuing performance and providing an added incentive for future performance while decreasing the "unrealistic overhang" from current stockholder valuations.

        On March 26, 2009, our Board authorized, subject to stockholder approval, a voluntary program (the "Exchange Program") that, if implemented, will permit our eligible employees to exchange certain outstanding stock options that are significantly "underwater" for a lesser number of shares of restricted stock to be granted under our 2007 Stock Incentive Plan, or the 2007 Plan, provided that the proposed amendments to the 2007 Plan are approved by the stockholders (see Proposal 4—Approval of Amendments to the Sonus 2007 Stock Incentive Plan).

        The Exchange Program will be open to our current U.S. employees designated for participation by our Board. Members of our Board and our executive officers and former members of our Board, executive officers and employees will not be eligible to participate.

        Options eligible for the Exchange Program ("Eligible Options") will be those options granted under our 1997 Stock Incentive Plan (the "1997 Plan") or our 2007 Plan, having an exercise price that is not lower than the highest intra-day trading price of our common stock as reported on The Nasdaq Global Select Market during the 52 weeks preceding the date on which we commence the Exchange Program. The highest intra-day trading price of our common stock as reported on The Nasdaq Global Select Market during the 52 weeks preceding March 15, 2009 was $4.78 per share. As a prerequisite to the implementation of the Exchange Program, stockholders must approve both this proposal and the proposed amendments to the 2007 Plan described in Proposal 4 below.

        Eligible employees who elect to participate in the Exchange Program may surrender one or more outstanding grants of Eligible Options and, in exchange therefor, receive awards for shares of restricted stock. Restricted stock is an award of shares of common stock that remain subject to forfeiture upon termination of employment until such shares have vested following a specified period of employment. The ratio of shares subject to Eligible Options cancelled to restricted stock issued is expected to range from 4.5-to-1 for Eligible Options having exercise prices below $5.75 per share to 6-to-1 for Eligible Options having exercise prices at or above $5.75 per share. These exchange ratios have been selected to result in the issuance of shares of restricted stock that have a value in the aggregate, as of the closing date of the Exchange Program ("Exchange Date"), that is less than the value of the options to be cancelled in exchange for the restricted stock. We believe that any changes in stock price between the date of this proxy statement and the Exchange Date will continue to result in the issuance of shares of restricted stock that have a value in the aggregate, as of the Exchange Date, that is less than the value of the options to be cancelled in exchange for the restricted stock. The shares of restricted stock will be subject to four-year vesting measured from the Exchange Date.

Reasons for the Exchange Program

        Background.    We have issued stock options under the 2007 Plan and the 1997 Plan as a means of promoting the long-term success of our business because we believe that sharing ownership with our employees aligns their interest with our interests and the interests of our stockholders and encourages our employees to devote the best of their abilities and industry to our company. Each stock option award specifies the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the closing market price of a share of our common stock on the date the option is granted. Employees receive value from their options only by exercising their rights under the options to purchase shares of common stock and subsequently selling the purchased shares at a price that exceeds their purchase price.

        Restore Retention Incentives.    Our Board believes that equity incentive awards that are currently outstanding were granted to our employees under market conditions that differed substantially from the current environment. We believe that to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs that will assist us to motivate and retain our employees. As noted above, like many companies, our stock price recently has experienced significant downward volatility due in large part to global economic and market conditions. As a result, many of our employees hold options with exercise prices significantly higher than the current market price of our common stock.

        For example, on March 15, 2009, options to purchase approximately 12.2 million shares held by our U.S. employees (other than our current and former executive officers, current and former non-employee directors and our former employees), representing approximately 36.2% of outstanding options had exercise prices greater than $4.78, our 52-week intra-day trading high as of that date, as reported on The Nasdaq Global Select Market. The "underwater" options with an exercise price above the 52-week high had a weighted average exercise price of $5.65 and a weighted average expected remaining term of 6.70 years.

        On March 15, 2009, approximately 94.5% of our employees held at least some options that were underwater, and for approximately 92.3% of our employees, all of their options were underwater. The exercise prices of options that were underwater on March 15, 2009, ranged from $1.89 to $19.00 per share. These underwater options may not be sufficiently effective as performance and retention incentives.

        The Exchange Program is intended to address this situation by providing our employees with an opportunity to exchange Eligible Options for shares of restricted stock issued under the 2007 Plan. By offering shares of restricted stock, which are designed to deliver value for continued service without regard to an exercise price, we believe the Exchange Program will offer a meaningful retention incentive for eligible employees to remain with us.

        Reduce Outstanding Overhang.    Since many of the Eligible Options have been out of the money for an extended period of time, employees have had little or no incentive to exercise them. As a result, the value of our overhang (i.e., the total number of shares subject to outstanding equity awards as a percentage of our total shares of common stock outstanding) has diminished as a potential retention incentive for our employees. The Exchange Program will serve to reduce our overhang, particularly that portion consisting of stock options having the highest exercise prices with the least employee retention value.

        Under the program, participating employees will receive significantly fewer shares of restricted stock than the number of shares subject to the options they surrender. Because participating employees will exchange a greater number of options for a lesser number of shares of restricted stock, there will be an immediate reduction in our overhang.

        For example, assuming that the highest intra-day trading price of our common stock as reported on The Nasdaq Global Select Market during the 52 weeks preceding the date on which we commence the Exchange Program is $4.78, options for a total of approximately 12.2 million shares having exercise prices greater than $4.78 would be eligible for participation. If all of these Eligible Options are surrendered for cancellation, we would issue restricted stock for approximately 2.6 million shares, based on the exchange ratios as described under "Exchange Ratios and Valuation" below, resulting in a net reduction in overhang from the Exchange Program of approximately 9.6 million shares or approximately 3.5% of the number of shares of our common stock outstanding as of March 15, 2009. In this example, assuming all Eligible Options were surrendered for cancellation in the Exchange Program and not taking into account additional stock option grant and exercise activity prior to completion of the Exchange Program, immediately following the conclusion of the Exchange Program, we would have (i) options outstanding to purchase approximately 21.5 million shares, with a weighted average exercise price of $4.78 and a weighted average remaining contractual term of 4.35 years, and (ii) approximately 5.7 million restricted stock outstanding.

        The actual reduction in our overhang that could result from the Exchange Program could differ materially from the example in the preceding paragraph and is dependent on a number of factors, including the exercise price at which outstanding options become eligible to participate in the Exchange Program and the actual level of employee participation in the program. The reduction in overhang would also be partially offset by the grant of additional awards under our 2007 Plan.

        As of March 15, 2009, there were 4,078,144 shares available for future issuance of awards under the 2007 Plan. In addition, consistent with the terms of the 2007 Plan, as proposed to be amended in Proposal 4 below, we intend to (i) use shares subject to the options cancelled for the issuance of the restricted stock granted under the Exchange Program, and (ii) credit up to approximately 9.6 million shares to the 2007 Plan where they will be available for the grant of future awards, once the approximately 2.6 million shares of restricted stock are issued in accordance with the Exchange Program with full participation. While returning these shares to the 2007 Plan will not have any immediate impact on our outstanding overhang, their use for future equity awards would increase our outstanding overhang.

Implementing the Exchange Program

        We have not commenced the Exchange Program, and we will not do so unless our stockholders approve both this proposal and the amendments to the 2007 Plan described in Proposal 4 contained in this proxy statement and our Board determines that the Exchange Program complies with applicable regulatory requirements (as described in more detail below). The Exchange Program will commence at a time determined by our Board but not later than December 31, 2009. Even if the Exchange Program and the 2007 Plan amendments are approved by our stockholders, our Board will retain the authority, in its discretion, to terminate, amend or postpone the Exchange Program at any time prior to expiration of the election period under the Exchange Program (provided, however, in no event will the Exchange Program permit the issuance of shares of restricted stock having a value greater, in the aggregate, than the value of the stock options surrendered).

        Upon the commencement of the Exchange Program, eligible employees holding Eligible Options will receive written materials in the form of an "Offer to Exchange" explaining the precise terms and timing of the Exchange Program. Employees will be given at least 20 business days to elect to surrender their Eligible Options in exchange for shares of restricted stock. At or before the commencement of the Exchange Program, we will file the Offer to Exchange with the Securities and Exchange Commission, or SEC, as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to obtain the Offer to Exchange and other documents filed by us with the SEC free of charge from the SEC's website at www.sec.gov.

Description of the Exchange Program

        Eligible Options.    Options eligible for the Exchange Program will be those having an exercise price that is not lower than the highest intra-day trading price of our common stock as reported on The Nasdaq Global Select Market during the 52 weeks preceding the date on which we commence the Exchange Program.

        Eligible Employees.    The Exchange Program will be open to our U.S. employees designated for participation by the Compensation Committee who hold Eligible Options. Neither the current or former members of our Board or our executive officers nor former employees will be eligible to participate.

        To be eligible, an employee must be employed by us both at the time the Exchange Program commences and on the date the surrendered options are cancelled and shares of restricted stock are granted to replace them. Any employee holding Eligible Options who elects to participate but whose employment terminates for any reason prior to the grant of shares of restricted stock, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will not be eligible to participate in the Exchange Program and will instead retain his or her Eligible Options subject to their existing terms. As of March 15, 2009, Eligible Options were held by approximately 440 eligible employees.

        Exchange Ratios and Valuation.    Our objective in determining the exchange ratios applicable under the Exchange Program was to provide for the grant of replacement restricted stock that will have a value no greater than, in the aggregate, the value of the stock options surrendered. The number of shares of restricted stock granted in exchange for Eligible Options will be based on a valuation of the Eligible Options before the start of the Exchange Program using a lattice binomial option valuation model. The lattice binomial model is an established method for valuing stock options and uses the following factors: stock price, the exercise price of the option, the current risk-free interest rate, the assumed volatility of the stock, the expected dividend yield of the stock, and the remaining term of the option. For purposes of this calculation, the weighted averages of the assumptions that we used were as follows:

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  Stock price: $1.45;

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  Exercise price: the actual exercise price of the option being valued (see below for weighted average exercise price by tranche);

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  Risk-free interest rate: a rate based on the Treasury bill rate for notes having a maturity that most nearly corresponds to the expiration date of the option being valued (approximately 5%);

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  Volatility: approximately 77.67%;

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  Dividend yield: 0%; and

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  Remaining life of option: See below for weighted average by tranche.

        The ratio of shares subject to Eligible Options cancelled to restricted stock issued is expected to range from 4.5-to-1 for Eligible Options having exercise prices below $5.75 per share to 6-to-1 for Eligible Options having exercise prices at or above $5.75 per share. The following table provides for each of the two option exercise price ranges the number of shares subject to Eligible Options an employee would have to surrender in order to receive one share of restricted stock in the Exchange Program, assuming a stock price at exchange of $1.45:

	Options Outstanding
Exercise Prices	Total Shares Subject to Eligible Options	Weighted Average Exercise Price	Weighted Average Remaining Term	Exchange Ratio: Stock Option Shares Per Share of Restricted Stock	Total Shares of Restricted Stock Granted (assuming 100% participation)
$4.79 to $5.64	9,875,401	$5.31	6.73	4.5 to 1	2,194,534
$5.76 to $13.88	2,317,074	$7.10	6.57	6.0 to 1	386,179

        The actual exchange ratios in the chart above is subject to change at the discretion of the Compensation Committee if there is a change in the market price of our common stock preceding the commencement of the Exchange Program from the market price used in determining the exchange ratios set forth in the table or a change to any of the other factors used in the lattice binomial option valuation calculation used to determine the exchange ratios. In addition, the valuation of the Eligible Options and estimate of the number of shares of restricted stock that may be issued in the Exchange Program were made, and the exchange ratios were calculated, on the basis of the highest intra-day trading price of our common stock as reported on The NASDAQ Global Select Market during the 52 weeks preceding March 15, 2009 ($4.78). The Compensation Committee will retain the discretion to adjust the threshold exercise price of options eligible to participate in the Exchange Program and the applicable exchange ratios if there is a change to the highest intra-day trading price of our common stock during the 52 weeks preceding the commencement of the Exchange Program or a change to any of the other factors used in the lattice binomial option valuation calculation used to determine the exchange ratios. However, in no event will the Exchange Program permit the issuance of shares of restricted stock having a value greater than, in the aggregate, the value of the stock options surrendered, as estimated using the lattice binomial option valuation model.

        The total number of shares of restricted stock a participating employee will receive with respect to a surrendered Eligible Option will be determined by dividing the number of shares subject to the surrendered option by the applicable exchange ratio and rounding up to the nearest whole share.

        Election to Participate.    Participation in the Exchange Program will be voluntary. Eligible employees will have an election period of at least 20 business days from the commencement of the Exchange Program in which to determine whether they wish to participate.

        Vesting of Restricted Stock.    Shares of restricted stock issued in the Exchange Program will be completely unvested at the time they are granted and will become vested on the basis of the participant's continued employment with us or any of its subsidiaries over a period of four years following the Exchange Date, with 25% of the shares vesting on the first anniversary of the Exchange Date and 12.5% semi-annually thereafter. A participant in the Exchange Program will generally forfeit any shares of restricted stock received that remain unvested at the time his or her employment with us terminates for any reason.

        Other Material Terms and Conditions of Restricted Stock.    Shares of restricted stock issued in the Exchange Program will be granted pursuant to the 2007 Plan and will be subject to its terms. Each share of restricted stock issued to a participant in the Exchange Program is a share of our common stock that remains subject to forfeiture upon the participant's termination of employment until it has vested following a specified period of employment. A participant is not required to pay any monetary consideration to receive shares of our common stock upon receipt of a restricted stock award. Subject to the limitations described below, employees participating in the Exchange Program will recognize taxable income in connection with their restricted stock awards no later than the vesting of the award, at which time this income is subject to income and employment tax withholding. We intend to satisfy the tax withholding obligations by deducting from the shares of common stock that would otherwise be released to employees upon the vesting of restricted stock a number of whole shares having a fair market value that does not exceed by more than the value of a fractional share the applicable minimum statutory withholding requirements. All other terms and conditions of the restricted stock issued in the Exchange Program will be substantially the same as those that apply generally to such awards granted under the 2007 Plan, as described in "Proposal 4. Approval of Amendments to the Sonus 2007 Stock Incentive Plan—Description of the 2007 Plan" in this proxy statement.

        Potential Modification to Exchange Program Terms to Comply with Governmental Requirements.    The terms of the Exchange Program will be described in an Offer to Exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to materially modify the program's terms, it is possible that we will need to alter the terms of the Exchange Program to comply with comments from the SEC. Changes in the terms of the Exchange Program may also be required for tax purposes as the tax treatment of the Exchange Program is not entirely certain. Our Board will retain the discretion to make any such necessary or desirable changes to the terms of the Exchange Program.

Summary of United States Federal Income Tax Consequences

        The following is a summary of the anticipated material United States federal income tax consequences of participating in the Exchange Program and of holding restricted stock. A more detailed summary of the applicable tax considerations to participants will be provided in the Offer to Exchange. The tax consequences of the Exchange Program are not entirely certain, however, and the Internal Revenue Service is not precluded from adopting a contrary position and the law and regulations themselves are subject to change. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax treatment of participating in the Exchange Program under all applicable laws prior to participating in the Exchange Program. We believe the exchange of Eligible Options for shares of restricted stock pursuant to the Exchange Program should be treated as a non-taxable exchange and we, our stockholders and employees should recognize no income for United States federal income tax purposes upon the surrender of Eligible Options and the grant of shares of restricted stock (other than in the case of participants who receive restricted stock and make certain elections). For a summary of the current United States federal income tax consequences of restricted stock we currently issue under the 2007 Plan, see the discussion of the treatment of such awards contained in "Proposal 4. Approval of Amendments to the Sonus 2007 Stock Incentive Plan—Description of the 2007 Plan" in this proxy statement.

Accounting Treatment

        In 2006, we adopted the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment ("SFAS 123R"), on accounting for share-based payments. Under SFAS 123R, to the extent the fair value of each award of restricted stock granted to employees exceeds the fair value of the stock options surrendered, such excess is considered additional compensation. This excess, in addition to any remaining unrecognized expense for the stock options surrendered in exchange for the shares of restricted stock, will be recognized by us as an expense for compensation. This expense will be recognized ratably over the vesting period of the restricted stock in accordance with the requirements of SFAS 123R. In the event that any of the shares of restricted stock are forfeited prior to their vesting due to termination of employment, the expense for the forfeited restricted stock will be reversed and any future expense will not be recognized. Because we do not anticipate issuing any restricted stock having a fair value in excess of the fair value of the stock options surrendered, we expect to recognize minimal, if any, incremental compensation cost as a result of the Exchange Program.

New Plan Benefits

        Because the decision of eligible employees to participate in the Exchange Program is voluntary, we are not able to predict who or how many employees will elect to participate, how many options will be surrendered for exchange or the number of shares of restricted stock that may be issued. As noted above, neither current or former members of our Board and our executive officers nor former employees are not eligible to participate in the Exchange Program.

Effect on Stockholders

        We are not able to predict the impact the Exchange Program will have on our stockholders because we are unable to predict how many or which employees will exchange their Eligible Options. The Exchange Program was designed to avoid any additional compensation charge and to reduce the overhang from outstanding stock options. As of March 15, 2009, the maximum number of shares subject to Eligible Options that could be exchanged was approximately 12.2 million and the maximum number of shares of restricted stock that could be issued using the exchange ratios set forth above was approximately 2.6 million. As explained above, the net reduction in shares subject to outstanding equity awards resulting from the Exchange Program could be significantly lower depending on factors such as the level of participation by our employees in the Exchange Program. In addition, if Proposal 4 below is approved, we intend to credit up to approximately 9.6 million shares to the 2007 Plan where they will be available for the grant of future awards, once the approximately 2.6 million shares of restricted stock are issued in accordance with the Exchange Program with full participation.

Required Vote and Board of Directors Recommendation

        Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting on this proposal.

        Our Board believes that the proposed Exchange Program is favorable to the interests of our stockholders and, at the same time, will strengthen incentives for employees currently holding "underwater" stock options to remain with us and to contribute to our growth and success.

        The Board of Directors unanimously recommends a vote "FOR" the approval of the Exchange Program.

 Proposal 4—APPROVAL OF AMENDMENTS TO THE SONUS 2007 STOCK INCENTIVE PLAN

        The 2007 Stock Incentive Plan, which initially was approved by the stockholders during our 2007 Annual Meeting, continues our program of providing equity incentives to eligible employees, officers and directors. We offer these incentives in order to assist in recruiting, retaining and motivating qualified employees, officers and directors. The 2007 Plan currently provides awards for up to 9,500,000 shares of common stock (subject to adjustment in the event of stock splits and other similar events), 35% of which can be used for restricted stock and restricted stock units.

        Our Board now recommends that the stockholders approve certain amendments to the 2007 Plan (the "Plan Amendments"), primarily to do the following:

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  increase the maximum number of shares of common stock that may be granted under the 2007 Plan by the number of shares underlying the options that are surrendered and cancelled in the Exchange Program;

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  implement a "fungible share pool" approach to manage authorized shares in order to improve the flexibility of awards going forward;

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  provide that, in determining the number of shares available for grant, a formula will be applied such that all future awards other than stock options and stock appreciation rights will be counted against shares available as 1.5 times the number of shares covered by such award; and

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  increase the maximum number of shares to be granted to any participant under the 2007 Plan from 1,000,000 to 2,000,000 shares per calendar year.

        All proposed changes to the 2007 Plan are shown in Appendix B to this proxy statement, with new language indicated by underlining and deleted language indicated by strike-outs.

Stock Available for Awards

        Our Board has approved, and recommends that the stockholders approve an increase to the number of shares of our common stock available for Awards under the 2007 Plan so that the maximum number of shares issuable under the 2007 Plan is increased by the number of shares underlying the options that are surrendered and cancelled in the Exchange Program.

Reasons for Proposed Increase in the Share Reserve

        Shares currently available under the 2007 Plan are insufficient to meet our current needs based on our historical grant rate and our anticipated hiring and retention needs.    Since our stockholders approved the 2007 Plan, we have granted options to purchase our common stock and shares of restricted stock aggregating 316,500 shares under the plan in 2007, representing approximately 0.1% of our then outstanding common stock and options to purchase our common stock and shares of restricted stock aggregating 4,734,382 shares under the plan in 2008, representing approximately 1.7% of our then outstanding common stock. These options were issued as a result of our normal hiring and retention needs as well as substantial changes in our management. The increase in the number of shares subject to options granted in the last fiscal year is due to our need to attract and retain executives in connection with the reconstitution of our management team during 2008. Specifically, we hired a new chief executive officer and a new senior vice president, together with other key officers and employees, during 2008. As of March 15, 2009, there were 4,078,144 shares available for future issuance pursuant to future awards under the 2007 Plan. With stockholder approval, we expect to implement the Exchange Program under which eligible employees will be offered the opportunity to surrender significantly "underwater" stock options in exchange for a lesser number of shares of restricted stock to be granted under the 2007 Plan. While reducing the number of shares subject to outstanding stock options and equity awards in general, we anticipate that the Exchange Program will require the issuance of an estimated approximately 2.6 million shares (based on a set of assumptions discussed in Proposal 3 above) of restricted stock to be granted in exchange for surrendered stock options. Therefore, if all Eligible Options are tendered by eligible employees for exchange, we will have no shares of restricted stock available for issuance under the 2007 Plan. We require additional shares under the 2007 Plan to meet our anticipated hiring and retention needs and to motivate our current executives and employees.

        Stock-based incentive compensation encourages and rewards employee performance while aligning our employees' interests with those of our stockholders.    We continue to believe that alignment of the interests of our stockholders and our employees, officers and directors is best advanced through the issuance of equity incentives as a portion of their total compensation. In this way, we reinforce the link between our stockholders and our employees', officers' and directors' focus on personal responsibility, creativity and stockholder returns. We also believe that delivering a portion of their total compensation in the form of long-term equity compensation helps encourage a long-term view in an industry that is subject to lengthy business cycles. We believe that stock-based compensation encourages and rewards employee performance by increasing the value of their compensation if our stock performance improves. This results in employees being motivated to increase our share price, even when restricted shares are granted. Vesting requirements further encourage long-term retention, which is beneficial to our growth and success. We need additional shares to ensure that we have the continued ability to use equity compensation to motivate existing high performing employees, hire additional employees and align our employees' interests with those of our stockholders.

        Our ability to attract, motivate and retain qualified, high-performing employees could be compromised without an increase in shares available for issuance under the 2007 Plan.    Many of our employees view equity incentives as a key aspect of their compensation. We currently grant shares of restricted stock and/or stock options to new employees, upon the promotion of certain existing employees, and on an annual supplemental basis to existing employees. Based on its historical grant rate, we do not currently have enough shares available for issuance under the 2007 Plan to enable us it to make sufficient equity compensation grants through the 2009 fiscal year. As a result, we may lack the ability to attract and retain the best available personnel for positions of substantial responsibility and offer equity compensation that is commensurate with that of our peers and competitors. These equity incentives such as stock options and shares of restricted stock play an important role in our recruitment and retention strategies, as the competition for creative and technical talent and leadership in our industry is intense.

        We recognize our responsibility to keep the dilutive impact of the equity incentives we offer within a reasonable range.    Going forward, we intend to continue to responsibly manage issuances of equity incentive awards under the 2007 Plan. The 2007 Plan also contains several features designed to protect stockholders' interests. For example, the exercise price of outstanding options issued under the 2007 Plan may not be reduced without stockholder approval, and the 2007 Plan does not allow any options to be granted at less than 100% of fair market value. The 2007 Plan also does not contain an "evergreen" provision whereby the number of authorized shares is automatically increased on a regular basis.

Description of the 2007 Plan

        The following is a summary of the 2007 Plan. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2007 Plan, a copy of which has been filed as Exhibit A to our proxy statement on Schedule 14A filed with the SEC on October 9, 2007.

  Shares Issuable under the 2007 Plan

        Awards may be made under the 2007 Plan for up to 9,500,000 shares of common stock (subject to adjustment for changes in capitalization, including stock splits and other similar events).

        If an award expires, terminates, is cancelled or otherwise results in shares not being issued, the unused shares covered by such award will generally become available for future grant under the 2007 Plan. However, any shares tendered to pay the exercise price of an award or to satisfy a tax withholding obligation, and any shares repurchased on the open market using the proceeds from the exercise of an award, will not become available for future grant under the 2007 Plan. In addition, the full number of shares subject to any stock-settled stock appreciation rights ("SARs") will count against the shares available for issuance under the 2007 Plan, regardless of the number of shares actually issued to settle such SAR upon exercise.

  Administration

        The 2007 Plan is administered by our Board. Our Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2007 Plan and to interpret the provisions of the 2007 Plan. Pursuant to the terms of the 2007 Plan, our Board may delegate authority under the 2007 Plan to one or more committees or subcommittees of our Board. Our Board has authorized the Compensation Committee to administer the 2007 Plan and the Compensation Committee has authorized the Chief Executive Officer to grant options, subject to specific limitations set by the Compensation Committee, to newly hired employees.

        Subject to any applicable limitations contained in the 2007 Plan, our Board, the Compensation Committee, or any other committee or officer to whom our Board or a committee delegates authority, as the case may be, selects the recipients of Awards and determines the terms of the Awards.

        Our Board is required to make equitable adjustments in connection with the 2007 Plan and any outstanding Awards to reflect stock splits, stock dividends, recapitalizations, combination of shares, reclassification of shares, spin-offs and other similar changes in capitalization, and any other dividend or distribution other than an ordinary cash dividend. The 2007 Plan also contains provisions addressing the consequences of any Reorganization Event, which is defined as:

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  any merger or consolidation of Sonus with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled;

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  any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction; or

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  any liquidation or dissolution of our company.

        In connection with a Reorganization Event, our Board will take any one or more of the following actions as to all or any outstanding Awards, other than Restricted Stock Awards, on such terms as our Board determines:

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  provide that Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

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  upon written notice, provide that all unexercised options or other unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice;

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  provide that outstanding Awards will become exercisable, realizable or deliverable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon such Reorganization Event;

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  in the event of a Reorganization Event under the terms of which holders of common stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the "Acquisition Price"), make or provide for a cash payment to an Award holder equal to (A) the Acquisition Price times the number of shares of common stock subject to the holder's Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all the holder's outstanding Awards, in exchange for the termination of such Awards;

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  provide that, in connection with a liquidation or dissolution of our company, Awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof); or

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  any combination of the foregoing.

        With respect to restricted stock and RSU awards, the 2007 Plan generally provides that our repurchase and other rights under such awards will inure to the benefit of our successor, and will apply to the cash, securities or other property into which our common stock is converted.

        Our Board may at any time provide that any Award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

  Types of Awards

        The 2007 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-statutory stock options, SARs, restricted stock, restricted stock units ("RSUs") and other stock-based awards and performance awards as described below (collectively referred to as "Awards").

        Incentive Stock Options and Non-statutory Stock Options.    Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may be granted at an exercise price which is not less than the fair market value of our common stock at the close of trading on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than 100% of the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power). Options may not be granted for a term in excess of ten years. The 2007 Plan permits the following forms of payment of the exercise price of options: payment by cash, check or in connection with a "cashless exercise" through a broker or subject to certain conditions and if permitted by our Board, surrender to Sonus shares of common stock, or delivery to Sonus of a promissory note, or any other lawful means, or any combination of these forms of payment.

        Stock Appreciation Rights.    A SAR is an award entitling the holder, upon exercise, to receive an amount in common stock or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock over the exercise price, which shall be not less than the fair market value on the date the SAR is granted. SARs may be granted independently or in tandem with an Option. No SAR will be granted with a term in excess of 10 years.

        Restricted Stock Awards.    Restricted stock awards entitle recipients to acquire shares of common stock or cash, subject to the right of Sonus to repurchase all or part of such shares or to require forfeiture if issued at no cost if the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Our Board will determine the terms and conditions of the applicable award, including the conditions for vesting and repurchase and the issue price, if any.

        Restricted Stock Unit Awards.    RSU awards entitle the recipient to receive shares of common stock to be delivered at the time such award vests pursuant to the terms and conditions established by our Board.

        Other Stock-Based Awards.    Under the 2007 Plan, our Board has the right to grant other Awards having such terms and conditions as our Board may determine, including the grant of shares based upon certain conditions, the grant of Awards that are valued in whole or in part by reference to, or otherwise based on, shares of common stock, and the grant of Awards entitling recipients to receive shares of common stock to be delivered in the future.

        Performance Conditions.    Restricted stock and RSU awards and other stock-based awards that are intended to qualify as performance-based compensation under Section 162(m) will be made subject to the achievement of performance goals. We refer to these awards as "performance awards."

Performance awards will vest solely upon the achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Code.

        The performance criteria for each such Award will be based on one or more of the following measures: (a) net income; (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization; (c) operating profit before or after discontinued operations and/or taxes; (d) sales; (e) sales growth; (f) earnings growth; (g) cash flow or cash position; (h) gross margins; (i) stock price; (j) market share; (k) return on sales, assets, equity or investment; (l) improvement of financial ratings; (m) achievement of balance sheet or income statement objectives; or (n) total stockholder return; and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Our Board may specify that such performance measures shall be adjusted to exclude any one or more of: (i) extraordinary items; (ii) gains or losses on the dispositions of discontinued operations; (iii) the cumulative effects of changes in accounting principles; (iv) the writedown of any asset; and (v) charges for restructuring and rationalization programs.

        Such performance measures:

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  may vary by participant and may be different for different Awards;

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  may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works; and

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  will be set by our Board within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Code.

  Restrictions on Repricings

        Unless approved by our stockholders:

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  no outstanding option or SAR granted under the 2007 Plan may be amended to provide an exercise price that is lower than its then-current exercise price (other than adjustments for changes in capitalization); and

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  no outstanding option or SAR grant may be cancelled and substituted with a new award under the 2007 Plan covering the same or a different number of shares of common stock and having an exercise price lower than the then-current exercise price of the cancelled option or SAR.

  Transferability of Awards

        Awards other than restricted stock awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, Awards are exercisable only by the participant. Our Board may permit the gratuitous transfer of an Award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant or an immediate family member if, with respect to such transferee, Sonus would be eligible to use a Form S-8 for the registration of the sale of the common stock subject to such award.

  Eligibility to Receive Awards

        Our employees, officers, directors, consultants and advisors and those of our subsidiaries are eligible to be granted Awards under the 2007 Plan. Under present law, however, incentive stock options may only be granted to employees of Sonus and its subsidiaries.

        The maximum number of shares with respect to which Awards may be granted to any participant under the 2007 Plan may not exceed 1,000,000 shares per calendar year. For purposes of this limit, the combination of an option in tandem with SAR is treated as a single Award. In addition, the maximum number of shares with respect to which Awards may be granted to non-employee directors in a calendar year is 100,000.

  Plan Benefits

        As of March 15, 2009, approximately 885 employees were eligible to receive Awards under the 2007 Plan, including our executive officers, and not including our non-employee directors. The granting of Awards under the 2007 Plan is discretionary and we cannot now determine the number or type of Awards to be granted in the future to any particular person or group.

  Substitute Awards

        In connection with a merger or consolidation of an entity with us or the acquisition by us of property or stock of an entity, our Board may grant Awards in substitution for any options or other stock or stock-based Awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms, as our Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the 2007 Plan. Substitute Awards will not count against the 2007 Plan's overall share limit, except as may be required by the Code.

  Provisions for Foreign Participants

        Our Board may modify Awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the 2007 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

  Amendment or Termination

        The 2007 Plan became effective on November 12, 2007 ("Effective Date"). No new Award may be granted under the 2007 Plan after completion of 10 years from the Effective Date but Awards previously granted may extend beyond that date. Our Board may at any time amend, suspend or terminate the 2007 Plan; provided that, to the extent determined by our Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until such stockholder approval is obtained.

Registration

        We have registered the shares of our common stock that currently may be issued under the 2007 Plan on a registration statement on Form S-8, filed with the SEC on April 1, 2008. If this proposal is approved, we intend to register on Form S-8 the number of shares underlying the options that are surrendered and cancelled in the Exchange Program and then credited to the 2007 Plan.

Income Tax Consequences

        The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 2007 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all Awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

  Incentive Stock Options

        A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or a 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under "Non-statutory Stock Options." The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

        A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

  Non-statutory Stock Options

        A participant will not have income upon the grant of a non-statutory stock option. A participant will have compensation income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

  Stock Appreciation Rights

        A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

  Restricted Stock Awards

        A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant, if a timely 83(b) election has been made. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date, if no 83(b) election has been made. Any capital gain or loss will be long-term if the participant held the stock for more than one year following the grant date if a timely 83(b) election has been made or following the vesting date if no 83(b) election has been made, and otherwise will be short-term.

  Restricted Stock Units

        A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year following the vesting date and otherwise will be short-term.

  Other Stock-Based Awards

        The tax consequences associated with any other stock-based Award granted under the 2007 Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant's holding period and tax basis for the Award or underlying common stock.

  Tax Consequences to the Company

        There will be no tax consequences to us except that we will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

        THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2007 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN INDIVIDUAL'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH ANY ELIGIBLE INDIVIDUAL MAY RESIDE.

Required Vote

        Approval of the proposed amendment to the 2007 Plan requires the affirmative "FOR" vote of a majority of the votes cast on the proposal.

Board of Directors' Recommendation

        We believe strongly that the approval of the amendment to the 2007 Plan is essential to our continued success. Our employees are one of our most valuable assets. Awards under the 2007 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals. Such awards also are crucial to our ability to motivate employees to achieve our goals. For the reasons stated above, the stockholders are being asked to approve the amendment to the 2007 Plan.

        Our Board unanimously recommends a vote "FOR" the amendment to the 2007 Stock Incentive Plan.

Proposal 5—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        We are asking the stockholders to ratify the appointment by our Audit Committee of Deloitte & Touche LLP as Sonus' independent registered public accounting firm for the fiscal year ending December 31, 2009. On August 10, 2005, Deloitte & Touche LLP was appointed by the Audit Committee to replace Ernst & Young LLP, which appointment was ratified by our Board. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions. If this proposal is not approved at the annual meeting, our Audit Committee may reconsider this appointment.

        The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

 CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Guidelines

        Our Board has established Corporate Governance Guidelines to assist in the fulfillment of its responsibilities. The governance practices which are memorialized in the Corporate Governance Guidelines are intended to ensure that our Board has the necessary authority and processes to review and evaluate our business operations as needed and to make independent decisions consistent with the interests of our stockholders.

        Our Board is responsible for overseeing our management and financial results and is committed to diligently exercising its oversight responsibilities consistent with the highest principles of business ethics, and to meeting the corporate governance requirements of both federal law and the NASDAQ Stock Market Marketplace Rules.

        The Corporate Governance Guidelines, among other things, include information regarding the:

  •
  various goals of the Board, as well as a description of the roles and responsibilities of its members;

  •
  composition of the Board, including the independence of directors and an overview of the candidate selection process;

  •
  process of meetings of the Board and the various committees; and

  •
  policies of the Company relating to director orientation and the proper access by directors to various members of management and Company advisors.

        In addition to its routine monitoring of best practices, during the last fiscal year our Board undertook a comprehensive review of our current corporate governance practices, the corporate governance environment and current trends, and, as a result, instituted a number of important changes, including separating the roles of Chairman and Chief Executive Officer, forming an ad hoc Corporate Development and Investment Committee to focus on uses of our cash, tax planning, strategic acquisitions, mergers and joint ventures, with the objective of enhancing stockholder value and voting to declassify our Board, a change that is discussed in greater detail under Proposal 2 of this proxy statement as it is subject to approval by the stockholders at the upcoming 2009 Meeting of Stockholders.

Code of Conduct and Ethics

        Our Board has established adopted a written Corporate Code of Conduct and Ethics, which qualifies has a "code of ethics" as defined by Item 406 of Regulation S-K of the Exchange Act. The Code of Conduct and Ethics was established to preserve Sonus' reputation and to reaffirm its existing policy for integrity to its employees, officers and directors and to persons who deal with the Company. To ensure that that our business is conducted in a consistently legal and ethical manner, all of our directors, officers and employees must act in accordance with our Code of Conduct and Ethics.

        Among other matters, the Code of Conduct and Ethics is designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the ethical handling of actual and apparent conflicts of interest;

  •
  proper use of Company resources;

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  full, fair, accurate and timely disclosure in public communications and SEC reports;

  •
  prompt internal reporting of violations of internal policies; and

  •
  accountability for adherence to the Code of Conduct and Ethics.

        Our policies and procedures cover all areas of professional conduct, including relations with vendors, conflicts of interest, financial integrity and the protection of corporate assets, as well as adherence to all laws and regulations applicable to the conduct of our business. Employees and directors are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct and Ethics. In addition, our Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Director Independence

        Under the NASDAQ Stock Market Marketplace Rules, a director will only qualify as an "independent director" if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that each of John P. Cunningham, Howard E. Janzen, Paul J. Severino, John Schofield, Scott Schubert and H. Brian Thompson does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an "independent director" as defined under Rule 4200(a)(15) of the NASDAQ Stock Market Marketplace Rules.

        In determining the independence of the directors listed above, our Board considered each of the transactions specified in our related person transaction policy. There are no family relationships among our executive officers and directors.

Board Meetings

        Our Board held 24 meetings during 2008. Each director who served on our Board during 2008 attended at least 75% of all Board and applicable Committee meetings during 2008. We do not have a policy regarding the attendance of directors at our annual meetings of stockholders. Six of our seven directors attended the 2008 annual meeting.

Board Committees

        Our Board has three standing Committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these Committees is composed entirely of independent directors as defined under applicable rules.

  Audit Committee

        Our Board has established an Audit Committee consisting of four members: Messrs. Cunningham (Chairman), Janzen, Schofield and Schubert. Each of the members of the Audit Committee is an "independent director" as defined under the rules of the NASDAQ Stock Market and the additional independence requirements for members of audit committees contemplated by Rule 10A-3 under the Securities Exchange Act of 1934. Our Board has determined that Mr. Cunningham is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee held 20 meetings during 2008.

        The Audit Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the SEC and the NASDAQ Stock Market. Among other things, the purposes of the Audit Committee include:

  •
  overseeing our accounting and financial reporting processes and the audits of our financial statements; and

  •
  maintaining the integrity of our financial statements, the independence, qualifications and performance of our independent registered public accounting firm, and our compliance with legal requirements.

        The duties of the Audit Committee include, among other things:

  •
  selecting, compensating, retaining, terminating and overseeing the independent registered public accounting firm;

  •
  considering the qualifications, independence and performance, and approving the scope of the proposed audit to be conducted by our independent registered public accounting firm and reviewing the results of the audit;

  •
  reviewing our financial reporting processes, including the accounting principles and practices followed and the financial information provided to stockholders and others;

  •
  overseeing our internal control over financial reporting and disclosure controls and procedures; and

  •
  serving as our Qualified Legal Compliance Committee.

        The duties of the Audit Committee do not include to determine whether our financial statements are complete and accurate or whether they are in prepared accordance with generally accepted accounting principles. Management of the Company is responsible for preparing our financial statements and our independent auditors are responsible for auditing those financial statements.

  Compensation Committee

        The Compensation Committee consists of two members: Messrs. Severino (Chairman) and Thompson. Each of the members of the Compensation Committee is an "independent director" as defined under the rules of the NASDAQ Stock Market. The Compensation Committee held 16 meetings during 2008.

        The Compensation Committee operates pursuant to a written charter adopted by the Board that reflects standards and requirements adopted by the NASDAQ Stock Market.

        Among other things, the responsibilities of the Compensation Committee include:

  •
  the review and approval of the compensation, as well as evaluation of the performance, of our executive officers, including our Chief Executive Officer;

  •
  administering the Company's equity-based compensation plans, including the stock plans and the structure of the bonus plans;

  •
  periodically reviewing, with input from the full Board, issues related to succession planning for the Chief Executive Officer and other members of management;

  •
  reviewing the Company's various public disclosures regarding compensation and preparing an annual executive compensation report for the stockholders of the Company in accordance with the rules and regulations of the SEC; and

  •
  advising and assisting management in developing our overall compensation strategy to assure that it promotes stockholder interests, supports our strategic and tactical goals, and provides for appropriate rewards and incentives for our management and employees.

        In exercising its responsibilities, the Compensation Committee establishes and monitors policies governing the compensation of executive officers and determines the terms, conditions, restrictions and performance criteria relating to incentive compensation.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee consists of two members: Messrs. Thompson (Chairman) and Janzen. Each of the members of the Nominating and Corporate Governance Committee is, and each former member while serving on the Nominating and Corporate Governance Committee was, an "independent director" as defined under the current rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee did not meet during 2008.

        The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board that reflects standards and requirements adopted by the NASDAQ Stock Market.

        Among other things, the purposes of the Nominating and Corporate Governance Committee include:

  •
  assisting the Board in identifying individuals qualified to serve as members of the Board;

  •
  developing and recommending to the Board a set of corporate governance principles for the Company; and

  •
  overseeing the evaluation of the Board and management of the Company.

        The duties of the Nominating and Corporate Governance Committee include, among other things:

  •
  developing criteria for the selection of new directors and identifying candidates qualified to become members of the Board;

  •
  recommending to the Board the director nominees (a) for election by the stockholders at each meeting of stockholders at which directors will be elected and (b) to fill any vacancies and newly created directorships on the Board; and

  •
  developing and recommending to the Board a set of corporate governance guidelines applicable to the Company and review and reassess the adequacy of such guidelines.

        The Nominating and Corporate Governance Committee encourages the selection of directors who will contribute to our overall corporate goals of responsibility to our stockholders, customers and employees. The Nominating and Corporate Governance Committee reviews from time to time the appropriate skills and characteristics required of individual directors to contribute to our success in today's business environment. The Nominating and Corporate Governance Committee has the authority to engage independent advisors to assist in the process of identifying and evaluating candidates, but has not engaged any such advisors to date.

Director Nomination Process

        The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to our Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board.

        In considering whether to recommend any particular candidate for inclusion in our Board's slate of recommended director nominees, the Nominating and Corporate Governance Committee applies the criteria generally set forth in the Nominating and Corporate Governance Committee charter. There are no specific minimum qualifications for a recommended nominee to our Board, however, the Committee considers, among other skills and criteria, the following criteria for nomination as a director: demonstrated business acumen, knowledge and experience and an ability to exercise sound judgment in matters that relate to our current and long-term goals; commitment to understanding us and our industry and to regularly attend and participate in meetings of our Board and its Committees; a reputation for integrity, honesty and adherence to high ethical standards; the ability and experience to understand sometimes conflicting interests of our various constituencies; and the absence of any conflict of interest that would impair the nominee's ability to represent the interests of all our stakeholders and to fulfill the responsibilities of being a director. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.

        Stockholders may recommend individuals to the Nominating and Governance Commitee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned no more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Sonus Networks, Inc., 7 Technology Park Drive, Westford, MA 01886. Assuming that appropriate biographical and background materials have been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

        Stockholders may directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board, by following the procedures set forth under "Stockholder Proposals For Presentation At 2010 Annual Meeting."

Non-Executive Chairman

        In December 2008, in furtherance of our desire to further strengthen our corporate governance policies, our Board separated the positions of Chairman and Chief Executive Officer. At that time, our Board appointed Howard E. Janzen as non-executive Chairman of the Board. The duties of the non-executive Chairman of the Board are to:

  •
  preside at board meetings;

  •
  preside at executive sessions or other meetings of the independent directors in coordination with the lead independent director;

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  consult with the lead independent director as to agenda items for board and committee meetings;

  •
  coordinate with committee chairs in the development and recommendations relative to board and committee meeting content and schedules; and

  •
  provide the Chief Executive Officer's annual performance evaluation communicating the feedback from the Compensation Committee and the Board.

Lead Independent Director

        Our independent directors have appointed Paul Severino as lead independent director to strengthen the independence and the role of the independent directors. The duties of the lead independent director are to:

  •
  preside at board meetings in the absence of the Chairman of the Board, or upon designation by a majority of directors;

  •
  preside at executive sessions or other meetings of the independent directors in the absence of the Chairman of the Board; and

  •
  consult with the Chairman of the Board as to agenda items for board and committee meetings.

        The independent directors appoint the lead independent director annually to serve for a period of one year.

Executive Sessions of the Board

        Under our Corporate Governance Guidelines, our independent directors are required to meet regularly in executive session without management to review the performance of management and our company and any related matters. Generally, executive sessions will be held in conjunction with regularly scheduled meetings of the board.

        We expect the board to have a least four executive sessions each year.

Additional Governance Matters

  Public Availability of Corporate Governance Documents

        Our key corporate governance documents, including our Corporate Governance Guidelines, Code of Conduct and the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are:

  •
  available on our corporate website at http://www.sonusnet.com (by including the foregoing Internet address link, we do not intend to incorporate by reference to this proxy statement material not specifically referenced herein);

  •
  available in print to any stockholder who requests them from our corporate secretary; and

  •
  filed as exhibits to our securities filings with the SEC.

  Stockholder Communications with the Board of Directors

        Stockholders may communicate with our Board by writing, e-mailing or calling our Investor Relations Department at Sonus Networks, Inc., 7 Technology Park Drive, Westford, MA 01886, Attention: Investor Relations, tel: (978) 614-8100, ir@sonusnet.com. Our Investor Relations Department will review all such communications and will forward to the chairman of the Audit Committee of our Board all communications that raise an issue appropriate for consideration by our Board. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Director Compensation

        Members of our Board who are employees or officers of Sonus receive no compensation for their service as directors. Non-employee directors are compensated for their service as directors as follows:

Description of Board and Committee Service	Board Member Annual Fee
Board service and no committee service	$20,000
Board service and one committee other than Audit Committee	$23,750
Board service and Audit Committee service	$27,500
Board service and two committees other than Audit Committee	$27,500
Board service, Audit Committee service and one other committee	$31,250
Board Service and Audit Committee Chairperson	$37,500

        Directors also are eligible to be reimbursed for reasonable out-of pocket expenses incurred in connection with attendance at our Board or Committee meetings.

        Under our 2007 Plan, non-employee directors also are eligible to receive stock option grants or restricted stock awards at the discretion of our Board or other administrator of the 2007 Plan. We currently compensate directors with option grants for 50,000 shares upon commencement of board service and also typically grant to non-employee directors an option for 20,000 shares annually. No option grants were made to directors in 2008. An annual option grant was made at the end of 2007 after the finalization of the restatement based on the stock option review which was performed by us. At the beginning of 2009, our Board reviewed the fact that the 2008 annual director option grant was not made. At that time, our Board decided to postpone any director option grants until August 2009, to align us with our annual equity incentive grant schedule.

        The following table contains information on compensation earned by each non-employee member of our Board during 2008.

2008 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards (1)(2) ($)	Total ($)
Edward Anderson(3)	$31,250	$54,456	$85,706
John P. Cunningham	$37,500	$85,376	$122,876
Howard E. Janzen	$27,500	$71,136	$98,636
Paul J. Severino	$23,750	$56,257	$80,007
H. Brian Thompson	$27,500	$59,700	$87,200

(1)
The amounts in this column do not reflect compensation actually received by the director. Instead, the amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment ("SFAS 123R") with respect to options awarded prior to 2008, as no option grants were made to directors in 2008. A discussion of the assumptions used in calculating the amount in this column may be found in Note 2 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(2)
The following table shows the aggregate number of outstanding stock options held by each of our non-employee directors as of December 31, 2008 and the fair value at the time of grant for each stock option grant as determined in accordance with SFAS 123R:

Non-employee Director	Grant Date	Number of Shares	Grant Date Fair Value of Option Awards
Edward T. Anderson	5/11/01	10,000	$265,700
	5/02/02	10,000	21,940
	5/07/03	10,000	29,200
	12/29/04	10,000	46,800
	10/12/05	20,000	75,698
	12/17/07	40,000	118,336

Total		100,000	$557,674

Non-employee Director	Grant Date	Number of Shares	Grant Date Fair Value of Option Awards
John P. Cunningham	9/09/04	50,000	$230,000
	10/12/05	20,000	75,698
	12/17/07	40,000	118,336

Total		110,000	$424,034

Howard E. Janzen	1/20/06	50,000	$159,000
	12/17/07	40,000	118,336

Total		90,000	$277,336

Paul J. Severino	5/11/01	10,000	$265,700
	5/02/02	10,000	21,940
	5/07/03	10,000	29,200
	12/29/04	10,000	46,800
	10/12/05	20,000	75,698
	12/17/07	40,000	118,336

Total		100,000	$557,674

H. Brian Thompson	10/24/03	50,000	$337,975
	12/29/04	10,000	46,800
	10/12/05	20,000	75,698
	12/17/07	45,000	133,128

Total		125,000	$593,601

(3)
Mr. Anderson retired from our Board on December 22, 2008.

EXECUTIVE OFFICERS OF THE REGISTRANT

        The executive officers of the Company as of the date hereof are listed below.

Name	Age	Position
Richard N. Nottenburg	55	President and Chief Executive Officer
Richard J. Gaynor	49	Chief Financial Officer
Gurudutt Pai	43	Senior Vice President
Mohammed Shanableh	39	Vice President, Worldwide Sales
Matt Dillon	48	Vice President, Global Services
Gale England	49	Vice President, Product Operations
Wayne M. Pastore	44	Vice President, Finance and Corporate Controller

        Biographical information regarding each executive officer other than Richard N. Nottenburg is set forth below. Richard Nottenburg's biographical information is set forth above under "Election of Directors."

        Richard J. Gaynor has served as our Chief Financial Officer since October 2007. Prior to that, he served as Chief Financial Officer, Vice President of Finance and Administration, Treasurer and Assistant Secretary of Sycamore Networks, Inc., a provider of intelligent bandwidth management solutions for fixed line and mobile network operators worldwide. From January 2001 to September 2004, Mr. Gaynor was Vice President, Corporate Controller and Principal Accounting Officer of Manufacturers' Services Ltd., a global provider of sub-contract electronic manufacturing services. From January 2000 to January 2001, Mr. Gaynor was Chief Financial Officer of Evans and Sutherland Computer Corporation, a developer and manufacturer of flight simulation hardware and software. From March 1994 to December 1999, Mr. Gaynor was Vice President of Finance and Operations Controller at Cabletron Systems, Inc., a global provider of enterprise networking products.

        Gurudutt Pai has been our Senior Vice President since December 2008. Mr. Pai joined Sonus from Veveo, Inc. a company that provides solutions to simplify access to web video content from Internet-connected devices, where he served as Vice President, Marketing and Business Development since June 2005. From June 2003 to June 2005, Mr. Pai served as Vice President of the Core Networks division for Motorola, a provider of a portfolio of technologies, solutions and services for mobile communications.

        Mohammed Shanableh joined Sonus in September 2004. He has been our Vice President, Worldwide Sales, since August 2007. From October 2006 to July 2007, he was Vice President, Sales Engineering, and was Vice President, Network Technology Solutions, from September 2004 to October 2006. Mr. Shanableh was Director, Carrier Strategy at Telica, a developer of intelligent multi-service broadband switching systems for next generation service providers from January 2002 to September 2004. He co-founded Valiant Networks, where he was served as Vice President, Professional Services, from December 1999 to December 2001.

        Matt Dillon has been our Vice President, Global Services since 2001. Prior to joining Sonus, from 1987 to 2000, he was a founding member of Boston Technology (later purchased by Comverse), which created the de-facto standard in scalable central office-based voicemail platforms for Bell Atlantic. From 1984 to 1987, Mr. Dillon was Vice President of Operations for Technology Enterprises.

        Gale England has been our Vice President, Product Operations since May 2005. Prior to joining Sonus, Mr. England was the Chief Executive Officer and President of Numetrix Inc., a San Francisco based Software Applications Company. From 2000 to 2001, he was General Manager and VP of Engineering Development at VillaMontage Systems (a Broadband Access Solution funded by Convergence Partners). Prior to 2000, Mr. England had also held senior management positions at Digital Equipment Corp., Wellfleet Communications, Inc., Bay Networks, and Nortel Networks, Inc.

        Wayne M. Pastore has been our Vice President, Finance and Corporate Controller since May 2008. He had previously been the Director, Business Process Improvement from February 2008 to May 2008. From September 2006 to February 2008, Mr. Pastore was Director of Financial Planning and Analysis of Sycamore Networks, Inc., an optical switching company. From December 2003 to September 2006, he was Corporate Controller of Spotfire, Inc., a business analytics software company.

BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2009 by:

  •
  each person who beneficially owns, to the best of our knowledge, more than 5% of the outstanding shares of our common stock;

  •
  each of our Named Executive Officers (as defined in the Summary Compensation Table below);

  •
  each of our directors; and

  •
  all of our current executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares. In computing the number of shares beneficially owned by each person named in the following table and the percentage ownership of that person, shares of common stock that are subject to stock options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2009 are deemed owned by that person and are also deemed outstanding. These shares are not, however, deemed outstanding for purposes of computing the percentage ownership of any other person.

        Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The percentage of common stock outstanding as of March 31, 2009 is based on            shares of common stock outstanding on that date plus shares subject to options to the extent noted above.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding
Named Executive Officers:
Richard N. Nottenburg(1)	1,000,000		%
Richard J. Gaynor(2)	371,389		*
Mohammed Shanableh(3)+	508,799		*
Matthew Dillon(4)	776,575		*
Gale England(5)	209,057		*
Hassan M. Ahmed(6)+	10,115,207		%
Chuba Udokwu(7)	20,943		*
Jocelyn Philbrook (8)	136,926		*
Non-Employee Directors:
John P. Cunningham(9)	82,084		*
Howard E. Janzen(10)	55,834		*
John A. Schofield	—		*
Scott Schubert	—		*
Paul J. Severino(11)+	576,656		*
H. Brian Thompson(12)	113,855		*
All current executive officers and directors as a group (13 persons)(13)	4,052,166		%

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Outstanding
5% Owners:
Senate Limited (Trustee)—P.O. Box 71082, Dubai, United Arab Emirates(14)	67,295,079		%
FMR Corp.—82 Devonshire Street, Boston, MA 02109(15)	16,158,103		%
T. Rowe Price Associates, Inc.—100 E. Pratt Street, Baltimore, MD 21202(16)	16,152,900		%

*
Less than 1% of the outstanding shares of common stock.

+
The executive officer or director has implemented a 10b5-1 trading plan under which shares of our common stock may be sold from time to time.

(1)
Shares are restricted stock subject to vesting.

(2)
Includes 138,542 shares subject to outstanding options that are exercisable as of May 30, 2009, and 221,875 shares of restricted stock subject to vesting.

(3)
Includes 289,375 shares subject to outstanding options that are exercisable as of May 30, 2009, and 192,375 shares of restricted stock, subject to vesting.

(4)
Includes 621,244 shares subject to outstanding options that are exercisable as of May 30, 2009, and 148,625 shares of restricted stock subject to vesting.

(5)
Includes 159,125 shares subject to outstanding options that are exercisable as of May 30, 2009, and 42,708 shares of restricted stock subject to vesting.

(6)
Includes 4,003,000 shares subject to outstanding options that are exercisable as of May 30, 2009. Mr. Ahmed's employment with us terminated on December 11, 2008.

(7)
Mr. Udokwu's employment with us terminated on October 10, 2008.

(8)
Includes 102,991 shares subject to outstanding options that are exercisable as of May 30, 2009. Ms. Philbrook's employment with us terminated on June 30, 2008.

(9)
Consists of 82,084 shares subject to outstanding options that are exercisable as of May 30, 2009.

(10)
Consists of 55,834 shares subject to outstanding options that are exercisable as of May 30, 2009.

(11)
Includes 72,084 shares subject to outstanding options that are exercisable as of May 30, 2009.

(12)
Includes 93,855 shares subject to outstanding options that are exercisable as of May 30, 2009.

(13)
Includes 1,543,393 shares subject to outstanding options that are exercisable as of May 30, 2009 and 1,932,250 shares of restricted stock subject to vesting owned by all of our current executive officers and directors. Each of our directors and officers may be reached at 7 Technology Drive, Westford, Massachusetts 01886.

(14)
According to a Schedule 13D/A No. 8 filed on January 12, 2009, reporting the beneficial ownership of 67,295,079 shares of common stock, each of Galahad Securities Limited, Legatum Capital Limited, Legatum Global Holdings Limited, Legatum Global Investment Limited and Senate Limited, Trustee (acting on behalf of a trust formed under the laws of the Cayman Islands as of July 1, 1996), reports sole voting power and dispositive power of the 67,295,079 shares.

(15)
According to a Schedule 13G/A No. 7 filed on February 17, 2009, Fidelity Management & Research Company ("Fidelity") was the beneficial owner of 16,158,103 shares of common stock in its capacity as investment advisor to various registered investment companies. Fidelity is a wholly owned subsidiary of FMR LLC. The power to vote the shares of Fidelity resides solely with the

  Board of Trustees of the Fidelity funds and Edward C. Johnson 3d and FMR LLC each have the sole power to dispose of or direct the disposition of the shares of Fidelity funds.

(16)
According to a Schedule 13G filed on February 10, 2009, reporting the beneficial ownership of 16,152,900 shares of common stock, T. Rowe Price Associates, Inc., reports sole power dispositive power of an aggregate of 16,152,900 shares and sole voting power over 3,572,400 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The Compensation Committee oversees our executive compensation program and approves all compensation decisions relating to our executive officers. The Compensation Committee evaluates both performance and compensation to ensure that we are able to attract and retain the best possible employees in key positions and that the compensation provided to key employees remains competitive with the compensation provided to employees of our peer group comprised of companies of comparable revenue and market capitalization in the diversified high technology market.

  Philosophy and Objectives

        The Compensation Committee believes that an effective executive compensation program should be tied to annual and long-term strategic goals for the business and should align executives' interests with those of the stockholders by rewarding performance that achieves those goals with the objective of ultimately increasing shareholder value. The Compensation Committee relies upon its experience and judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer. As the Compensation Committee believes that executives should be incentivized to bring us to a higher level of performance as compared to our peer group, total direct compensation is intended to represent a strong competitive position (60th percentile opportunity if goals are achieved) as compared to our peer group.

        Our executive compensation program is designed to: (i) offer compensation opportunities that attract highly talented executives; (ii) motivate individuals to perform at their highest levels; (iii) reward outstanding initiative and achievement; (iv) reinforce critical measures of performance derived from our business strategy and key success factors; and (v) retain those individuals with the leadership abilities and skills necessary to build long-term shareholder value by supporting executive ownership and shareholder alignment.

        In order to implement our program, the Compensation Committee believes that the executive compensation program must include competitive cash and stock incentive-based compensation components that reward performance and that executive compensation should be heavily weighted towards such incentive-based compensation in comparison to base salaries as a percentage of total compensation. The executive compensation program is structured with executive base salaries that are below the median of our peer group, but with annual cash incentives designed to make us competitive with our peer group (total cash compensation at the 50th percentile if annual goals are achieved) and long-term equity incentives that are highly competitive with our peer group (75th percentile). Therefore, because our company is at the low end of the annual revenue range and below the average annual revenue for our peer group, we provide base salaries that are commensurate with our position within our peer group and a higher level of incentive compensation in order to encourage performance at a higher level than we previously have achieved and improvement of our position within our peer group. Such incentives are necessary for us to attract highly talented executives consistent with those of a company with strong growth and earnings potential.

        As our executive compensation program is focused primarily on providing competitive incentive-based compensation to our executives, actual executive compensation can vary greatly, and in fact, has fallen short of the target compensation amounts at which executives would be compensated had the Company achieved its annual performance goals and had our stock increased in value. The amount of incentive-based cash compensation awarded is based on measures of profitability and revenue, and, therefore, executives are only awarded such compensation if they achieve the annual corporate performance goals as set by the Company's Board of Directors. Over the last several years, although target annual cash incentives and target long-term equity incentives have been competitive and highly competitive, respectively, with our peer group, because we have not achieved our target performance goals, executives have been compensated well below target levels. That is, although our target levels provide the opportunity for compensating our executives at higher levels compared to our peer group, analyses conducted by our consultants indicate that actual overall total direct compensation for our executives is below that of our peer group and survey market references. See "Determining Executive Compensation."

        Over the last several years, it has become even more important to maintain target incentive-based compensation at the higher level of the annual revenue range within the peer group because executive retention and motivation have been affected by the challenging market environment and the price of our stock has not led to appreciation in the value of previously granted stock options. Executive turnover has influenced executive compensation decision-making as we promoted new Vice Presidents in Sales and in Marketing, hired a new Chief Financial Officer in 2007, and hired a new President and Chief Executive Officer and Senior Vice President in 2008. With the need to attract these new hires, our executive compensation became market-driven. We face competition for executives from larger companies with significantly greater cash compensation and from smaller private companies with greater equity growth potential through an initial public offering or acquisition and must, therefore, be competitive in our total compensation in order to attract and retain highly talented executives.

        We have not established a policy for the specific allocation between cash and non-cash compensation. Rather, the Compensation Committee annually reviews market data and information to determine the appropriate level and combination of incentive and non-incentive, cash and equity-based compensation, based upon competitive data. The Compensation Committee believes that, as a growth-oriented company, we should continue to provide significant equity incentives as a component of compensation.

  Compensation Components

        Our executive compensation program has three major components: (i) base salary, (ii) cash-based incentives and (iii) equity-based incentives. The Compensation Committee reviews the compensation program on an annual basis.

        Base Salary.    Aggregate base salaries are designed to reflect the scope of responsibilities, performance and competencies of the individual executives. The salary for each executive officer is reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual's performance and level of pay compared to benchmark data for similar positions at peer companies. For 2008, Mr. Gaynor's salary increased to $285,000 from $270,000 in 2007, Mr. Shanableh's salary increased to $241,960 from $230,000 in 2007, and Mr. Dillon's salary increased to 235,125 from 225,000 in 2007. Mr. England's salary increased to $210,900 from 190,000 in 2007.

        Cash-based Incentives.    A significant portion of each executive officer's compensation is tied to the achievement of both corporate financial goals and individual performance objectives. Accordingly, cash-based incentives are expected to represent a substantial part of total compensation for our executives and are based on measures that reflect annual financial and management objectives.

        Under the 2008 Incentive Compensation Program, which covered all executive officers other than the Vice President of Worldwide Sales, the Compensation Committee set each executive's cash incentive as a percentage of his base salary. (The incentive compensation for the Vice President of Worldwide Sales is based on a commission plan more fully described under the Summary Compensation Table.) One hundred percent of the cash incentive bonus for our former President and Chief Executive Officer, which was targeted at 100% of base salary, and for our current President and Chief Executive Officer, which was targeted at 80% of base salary, is based upon achievement of the corporate goals alone. For fiscal year 2008, Dr. Nottenburg was guaranteed a bonus of 80% of his base salary pro rated for the days in 2008 he was employed by us pursuant to his Employment Agreement, more fully described under Employment, Severance and Change of Control Arrangements, below. Each of the other executives was allocated a target cash incentive as a percentage of base salary ranging from 30% to 60%, as determined by the Compensation Committee, and awarded 50% based upon achievement of corporate operating and financial goals and 50% based upon achievement of individual performance objectives established for each executive, subject to the discretion of the Compensation Committee. The target bonus levels were chosen based upon competitive market and peer group data and analysis as described in "Determining Executive Compensation" below. The corporate goals were chosen based upon financial metrics which are generally used by investors and financial analysts in measuring our corporate performance. Individual objectives include product development and quality metrics, improvement of corporate processes, development of strategic partnerships, expansion of geographic infrastructure, growth of customer base and supply chain improvement.

        The corporate goals for the 2008 Incentive Compensation Program consisted of three measures which are calculated independently. Each has designated thresholds as indicated below and a maximum payout at 150% of the measurement metric. In addition, each metric has an accelerator of two times the incremental portion of the award which exceeds 100% of target:

Corporate Goal	% of Target	Threshold Performance Level
1. Revenue	25%	85%
2. Full Year Operating Income	15%	60%
3. Bookings	10%	70%

	50%

        Individual goals do not have a threshold performance level and the potential payout can be based on performance levels of between 0-100%. In addition, each participant may earn an additional 10% of the calculated individual payout if achievement of 80% is attained.

        The formula for calculating the payment under the 2008 Incentive Compensation Program was as follows: Corporate Revenue Goal Achievement % × 0.25 (target incentive dollars) plus Corporate Full Year Operating Income Achievement % × 0.15 (target incentive dollars) plus Corporate Bookings Achievement % × 0.1 (target incentive dollars) plus individual Management Bonus Objectives ("MBOs") Achievement % × 0.5 (target incentive dollars) plus Accelerators if earned for corporate goals exceeding 100% or individual goals of 80% or more.

        The corporate goals target for the 2008 Incentive Compensation Program was based upon achievement of corporate goals as follows:

Weight	Objective	Measurement Metrics	Leverage Factor	Accelerator	Achievement Percentage
25%	Revenue(1)(2)(3)	$389,294,000	85-150%	2x (if metric over 100%)	80.7%
15%	Full Year Operating Income(1)(3)	15.4%*	60-150%	2x (if metric over 100%)	1.9%
10%	Bookings(3)	$438,000,000	70-150%	2x (if metric over 100%)	73.8%
50%	Personal MBO		80% achievement	10% additional payout on MBOs	Varies based on individual performance
100%

(1)
Revenue, operating income and bookings targets do not include impact of potential or actual acquisitions.

(2)
Provided that if this measure is not achieved, it will be deemed achieved if the sum of (i) the actual performance of this measure and (ii) the amount of any positive change in deferred revenue for 2008 meets or exceeds the target performance for this measure. Note, this impact of positive change in deferred revenue will not count towards greater than 100% achievement for this measure.

(3)
Accelerator only applies if achieved metric is over 100%.

*
Target excludes impact of 123R and acquisitions/acquisitions costs and incremental professional fees or other expenses related to stock option review and restatement.

        As an example, the bonus calculation for an executive who achieved 100% of his individual performance objectives and whose target cash incentive is $150,000 is set forth below based on a range of performance levels of corporate goals:

Weight	Objective	Accomplish 85% of Corporate Objectives ($)	Accomplish 100% of Corporate Objectives ($)	Accomplish 105% of Corporate Objectives ($)	Accomplish 150% of Corporate Objectives ($)
25%	Revenue	$31,875	$37,500	$37,500	$37,500
	Revenue Accelerator	—	—	3,750	37,500
15%	Full Year Operating Income	19,125	22,500	22,500	22,500
	Operating Income Accelerator	—	—	2,250	22,500
10%	Bookings	12,750	15,000	15,000	15,000
	Bookings Accelerator	—	—	1,500	15,000
50%	Personal MBO	75,000	75,000	75,000	75,000
	Extra Credit MBO 10%	7,500	7,500	7,500	7,500

	Total	$146,250	$157,500	$165,000	$232,500

        The Compensation Committee expects to establish a cash-based incentive plan for 2009 based on the achievement of financial metrics consistent with our 2009 operating plan and the financial objectives associated with that plan. We consider our corporate goals to be confidential and their disclosure would cause competitive harm for us, and, therefore, we do not disclose these goals. We achieved approximately 38.3% of the corporate goals for 2005, 100% of the corporate goals for 2006, 64% of the corporate goals for 2007, and approximately 14.8% of the corporate goals for 2008. Due to overachievement in the first-half of fiscal year 2008, bonuses were locked in for that time, resulting in the achievement of approximately 71% of the corporate goals for 2008 for executives only. A high level of performance by management will be required to achieve the 2009 corporate goals. The 2009 individual performance objectives will be based upon achievement of financial, operating and strategic goals.

        Equity-based Incentives.    Equity based incentives are provided to executives whose decisions and actions have a direct impact upon our performance and success. Stock options and restricted stock are awarded to our executive officers in order to tie compensation directly to our long-term success and increase in shareholder value. In determining the size of the stock option and/or restricted stock grants awarded to each executive officer, the Compensation Committee takes into account the executive officer's position, past performance, anticipated contribution to our long-term goals, and industry practices and norms. Long-term incentives granted in prior years and existing levels of stock ownership are also taken into consideration. The Compensation Committee believes that a combination of stock options and restricted stock is most effective in meeting the key objectives of employee retention, motivation, and shareholder alignment, and is the most cost effective and efficient manner of share usage, taking into account SFAS 123R expense and cash flow. Under the 2007 Plan, a finite number of shares are available. The aggregate number of shares under the Plan was based upon projected requirements in the normal course of business over a two year period, within recommended guidelines, assuming similar usage rates to prior years based upon our hiring and annual stock incentive programs, as well as the use of restricted stock in addition to stock options. The historical practice of allocating equity awards to top performers and critical positions will be continued.

        No equity incentive program awards were made by the Compensation Committee in 2008. Based upon the recommendation of management, the Compensation Committee made the decision to postpone the annual equity incentive grant to employees in 2008. The recommendation was based upon a consideration of the number of shares which remained available for grant under the 2007 Plan and an estimate of the number of shares which would be required to fulfill our employee hiring plans.

  Determining Executive Compensation

        The Compensation Committee evaluates and approves goals and objectives of the Chief Executive Officer and reviews and approves goals and objectives of other executive officers; evaluates the performance of the executives in light of those goals and objectives; determines and approves the compensation level for the Chief Executive Officer; reviews and sets compensation levels of other key executive officers; evaluates and approves all grants of equity-based compensation to executive officers and recommends to our Board compensation policies for outside directors. The Compensation Committee may form and delegate authority to one or more subcommittees as it deems appropriate from time to time.

        At the outset of the fiscal year, our Board sets the overall corporate performance goals for the year, while the Compensation Committee establishes each executive's individual performance objectives and target bonus, except as otherwise predetermined by an employment agreement. In determining the performance goals, the Committee may consider the impact of changes in accounting principles and extraordinary, unusual or infrequent events. After the end of the fiscal year, the Committee reviews the actual corporate and individual performance against the predetermined corporate performance goals and individual performance objectives to determine the appropriate bonus amount, as well as other performance considerations related to unforeseen events during the year. For each of the performance goals, a formula establishes a payout range based upon the target bonus allocation. The formula also determines the percentage of the target bonus to be paid based on a percentage of goal achievement.

        The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. The Compensation Committee reviews each component of the executive's compensation against executive compensation surveys. The surveys used for comparison reflect compensation levels and practices for persons holding comparable positions at certain of our peer group companies. The Compensation Committee also solicits appropriate input from our Chief Executive Officer, who works with our Vice President of Human Resources to recommend compensation for those executives reporting directly to him. The Compensation Committee considers, but is not bound by, recommendations made by company management. Similarly, the Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors. All decisions regarding the Chief Executive Officer's compensation are made by the Compensation Committee in executive session, without the Chief Executive Officer present.

        During the past several years, the Compensation Committee retained compensation consultants to provide an analysis of the total compensation practices for our executive and senior management positions. The purpose of these studies was to provide management and the Compensation Committee with current information on the competitiveness of our total cash and long-term incentive compensation. These studies provided a significant amount of comparative information, using peer group and market data. The Compensation Committee determined the need to review the current compensation strategy and the market reference peer group based on larger company metrics, considering our current and future growth potential. A study was completed in 2008 using internal Company resources to gather and analyze similar data.

        For 2008, the methodology for the compensation review included an internal compensation analysis and comparison on a job description level with peer companies based upon information derived from the following sources: (1) data from companies with a revenue size consistent with our compensation philosophy as included in a special report issued by the Radford High Technology Salary Survey; and (2) information on select companies derived from disclosed proxy data: a primary peer group consisting of 11 companies and an expanded peer group of 15 companies. The primary peer companies included 3Com, Akamai Technologies, Avid Technology, F5 Networks, Foundry Networks, Juniper Networks, Polycom, Quest Software, Real Networks and Tekelec. The expanded peer companies included: Aquantive, Avocent Corp, Ciena, CNet Networks, Emulex, Equinix, Progress Software, Qlogic, Red Hat, and Webex. The peer group selection factors included revenue size (primarily companies in the $200 to $800 million annual revenue range with average revenue of $560 million) and industry (including all high technology companies with a majority in the networking/telecom industry.)

        The analysis indicated that overall total direct compensation for our executives is below that of our peer group and survey market references. Our compensation philosophy is that the overall compensation structure should be competitive within the industry in order to attract and retain talented executives and motivate our executive officers to achieve our business goals. The Compensation Committee adjusted salary and cash-based incentives in 2008 for some executive officers based upon this comparative compensation information.

        In 2008, the Compensation Committee approved a severance and retention program and agreement for executive officers, including our principal financial officer and other named executive officers. The Compensation Committee considered the value of services provided by the officers and their unique capabilities. The Compensation Committee engaged an executive compensation consultant, the Wilson Group, and the Compensation Committee negotiated a compensation package and terms for the officers. The Compensation Committee concluded it was in our best interests to provide a retention package with incentives based on performance and appreciation of stock value. Our principal financial officer and other named officers each entered into an Executive Severance and Arbitration Agreement with us on October 7, 2008, which is described below under "Employment, Severance and Change of Control Arrangements".

  Benefits and Other Compensation

        Executives are eligible for the same benefits that are available to all employees, which include group health insurance, life and disability insurance, dental insurance, and paid holidays. All employees begin accruing three weeks vacation upon date of hire. We offer a 401(k) program and an Employee Stock Purchase Plan.

        We do not typically offer perquisites or employee benefits to executive officers that are not also made available to employees on a broad basis.

  Stock Option Grant Policy

  New Hire Grants

        The Compensation Committee has delegated authority to our Chief Executive Officer to grant new hire options consistent with approved guidelines and restrictions governing the delegation. These guidelines are as follows:

  •
  Such options are granted pursuant to the 2007 Plan;

  •
  Such options are on the terms of our standard form of stock option agreement;

  •
  The grant date is the 15th day of the month following the employee's start date and the exercise price of these options is equal to the closing price of our common stock on that date, or the next business day in the event that the 15th day falls on a day that the NASDAQ Global Select Market is closed;

  •
  The Chief Executive Officer is not authorized to grant options (a) to any of our executive officers, or (b) to any new employee for more than 100,000 shares of our common stock; and

  •
  The Chief Executive Officer shall maintain a list of the options granted pursuant to the delegated authority and shall report to the Compensation Committee regarding the options granted, upon request.

        The Compensation Committee reviews all new hire grants issued under the delegation of authority. The Compensation Committee also reviews and, if appropriate, approves the grants to new hires in excess of 100,000 shares at a Committee meeting. The actions taken at the meetings are documented in meeting minutes subsequently approved by the Compensation Committee. The list of proposed individual grants is provided in advance of the meeting and is included in the meeting minutes.

  Annual Equity Incentive Grants

        The Compensation Committee annually considers an equity incentive grant for our employees, including executives, in connection with its annual review of employee and executive compensation. At a Committee meeting, the Compensation Committee reviews a proposed plan for the granting of equity awards to executives and employees in connection with the annual equity incentive program. Typically, employee eligibility is based upon hire date with a required minimum of one year of service. Among the eligible employees, awards are allocated to employees based upon management's evaluation of employee performance and other business criteria.

        The proposed plan includes overall parameters of the plan, a pool of shares to be allocated under the plan and typically recommends specific grants for executives. The Compensation Committee discusses the plan with management and then requests that management provide the Committee with a specific list of individual grants for employees consistent with the Compensation Committee's guidance. The Compensation Committee determines specific grants for executives. Management then prepares a list of individual grants for employees and executives and submits to the Compensation Committee the list of individual grants for employees and executives. The Compensation Committee reviews and, if appropriate, approves the list of individual grants at a Committee meeting. The actions taken at the meetings are documented in meeting minutes subsequently approved by the Compensation Committee. The list of individual grants is attached to the meeting minutes.

        The Compensation Committee has established the grant date for annual equity incentive grants to be August 15 of each year, or the next business day following August 15 if August 15 falls on a weekend or holiday. The Compensation Committee retains the right to change this date based on business events that might warrant using another date for the annual equity incentive grant date.

        Based upon the recommendation of management, the Compensation Committee made the decision to postpone the annual equity incentive grant to employees in 2008. The recommendation was based upon a consideration of the number of shares which remained available for grant under the 2007 Plan and an estimate of the number of shares which would be required to fulfill our employee hiring plans.

  Promotion and Achievement Grants

        From time to time, our management recommends to the Compensation Committee promotion or achievement grants to our employees or executives. Our management includes all recommended individual stock option grants for approval by the Compensation Committee in the meeting materials provided in advance of the meeting. We document all Compensation Committee meetings with minutes reflecting any stock option grants approved during the meeting. The Compensation Committee approves promotion or achievement grants at Committee meetings. The actions taken at the meetings are documented in meeting minutes. Promotion and achievement grants have a grant date of the 15th day of the month following the Compensation Committee's approval of the grant.

  Vesting

        Provided that the employee continues his or her employment with us, on the applicable vesting date, options will vest and become exercisable as follows: (i) New Hire grants: 25% of the shares vest on the first anniversary of the date that employment with us commences, or the Employment Date, and the remaining 75% of the shares vest in equal increments of 2.0833% monthly thereafter through the fourth anniversary of the Employment Date; (ii) All other option grants: 25% of the shares vest on the first anniversary of the grant date (as defined in the Notice of Grant of Stock Options and Option Agreement) and the remaining 75% of the shares vest in equal increments of 2.0833% monthly thereafter through the fourth anniversary of the grant date; (iii) Restricted stock grants: 25% of the shares vest on the first anniversary of the Employment Date or the grant date and the remaining 75% vest in equal increments of 12.5% semi-annually through the fourth anniversary of the Employment Date or the date of the grant.

        Grants to non-employee directors have the same vesting schedule as specified above subject to continued service on our Board.

  Termination

        Options typically terminate on the tenth anniversary of the grant date (or the fifth anniversary of the grant date, if the optionee owns more than 10% of our stock), provided that if an employee's employment relationship with us terminates, the option termination date is determined based upon the reason for employment termination as follows: (i) death or total and permanent disability of optionee (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended)—180 days thereafter; (ii) termination for any other reason—30 days thereafter under the 1997 Plan and 90 days thereafter under the 2007 Plan, unless otherwise extended.

        We have entered into agreements with certain executives providing for extended terms for stock option grants following the executive's termination, as described under "Severance and Change of Control Arrangements" below.

  Acceleration

        In the event of an acquisition of us as defined in our standard stock option and restricted stock agreement(s) and the stock plan documents, or the Acquisition, in which an option is assumed or substituted, then the number of shares subject to the option that are not then vested shall become accelerated in vesting by 12 months upon the closing of the Acquisition. If an option is not assumed or substituted, then the number of shares subject to the option that are not then vested shall accelerate in full and become immediately exercisable. In addition, 25% of the number of shares covered by a restricted stock award shall become vested.

        We have entered into agreements with certain executives providing for acceleration of the vesting of stock options and restricted stock upon a change of control as described under "Severance and Change of Control Arrangements" below.

  Tax and Accounting Considerations

        Accounting for Stock-Based Compensation.    We account for stock-based compensation in accordance with SFAS 123(R), Share-Based Payment ("SFAS 123R").

        Incentive Stock Options.    Options granted to employees are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). However, we make no representation or warranty as to the tax treatment to the optionee upon receipt or exercise of the option or sale or other disposition of the shares covered by the option. In addition, options will not be treated as incentive stock options for tax purposes to the extent that options covering in excess of $100,000 of stock (based upon fair market value of the stock as of the respective dates of grant of such options) become exercisable in any calendar year; and such options will be subject to different tax treatment.

        Policy on Deductibility of Executive Compensation.    The Internal Revenue Service, pursuant to Section 162(m) of the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and to each other officer (other than the Chief Executive Officer and Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among our three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in our best interests and our stockholders best interests, after taking into consideration changing business conditions and the performance of our employees.

Compensation Committee Report

        The Compensation Committee consists of Paul J. Severino (Chairman) and H. Brian Thompson. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Sonus Networks, Inc. Annual Report on Form 10-K for the year ended December 31, 2008.

Submitted by, COMPENSATION COMMITTEE: Paul J. Severino (Chairman) H. Brian Thompson

Executive Compensation Tables

  Summary of Executive Compensation

        The following table sets forth, for the year ended December 31, 2008 and for either of the two years prior thereto in which the individual was a Named Executive Officer, the compensation earned by our Chief Executive Officer, Chief Financial Officer, other three most highly compensated executive officers serving as executive officers at December 31, 2008, and our former Chief Executive Officer and the two other most highly compensated executive officers who were no longer employees at December 31, 2008 (the "Named Executive Officers").

 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Richard N. Nottenburg	2008	$272,756	(6)	$216,667	$594,401		$223,775		$—	$673	$1,308,272
President and Chief
Executive Officer

Richard J. Gaynor	2008	$285,000		$—	$76,003		$262,549		$154,796	$10,749	$789,097
Chief Financial Officer	2007	$67,500		$40,500	$9,473		$46,442		$—	$99	$164,014

Mohammed Shanableh	2008	$264,878		$—	$123,818		$263,258		$330,823	$15,634	$998,411
Vice President,	2007	$197,916		$—	$59,110		$68,773		$289,424	$8,245	$623,468
Worldwide Sales

Matthew Dillon	2008	$235,925		$—	$51,052		$240,781		$119,942	$358	$648,058
Vice President Global	2007	$225,000		$—	$11,294		$146,177		$86,400	$7,586	$476,457
Services

Gale England	2008	$210,900		$—	$23,964		$161,298		$76,363	$826	$473,351
Vice President, Product
Operations

Hassan M. Ahmed(7)	2008	$404,295		$—	$4,822,047		$—		$—	$1,334,555	$6,560,897
Former Chairman and	2007	$425,000		$—	$277,953	(7)	$2,216,500	(7)	$272,000	$9,517	$3,200,970
Chief Executive Officer	2006	$375,000		$—	$—		$7,930		$344,393	$—	$727,323

Chuba Udokwu	2008	$198,333		$—	$77,817		$313,883		$—	$203,280	$793,313
Former Vice President	2007	$250,000		$—	$59,110		$336,240		$96,000	$7,825	$749,175
Worldwide Engineering(8)

Jocelyn Philbrook	2008	$107,700		$—	$402,123		$(10,440)		$—	$409,684	$909,067
Former Vice President,
Marketing and Investor
Relations(9)

(1)
This amount represents a guaranteed bonus for the year in which the Named Executive Officer joined us.

(2)
The amount in this column does not reflect compensation actually received by the Named Executive Officer. Instead, the amount reflects the stock-based compensation recognized for financial statement reporting purposes for the applicable year, in accordance with SFAS 123R of restricted stock awards granted under the 1997 Plan and the 2007 Plan. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)
The amounts shown in this column do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts reflect the stock-based compensation recognized for financial statement reporting purposes for the applicable year in accordance with SFAS 123R of stock options granted under the 1997 Plan. A discussion of the assumptions used in calculating the amounts in this column may be found in Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(4)
See 'Compensation Discussion and Analysis—Compensation Components—Cash-based Incentives' for a description of incentive compensation program. For 2008, for each current Named Executive Officer, other than for the Vice President of Worldwide Sales, target bonuses and actual payments under the plan were as follows: (a) Dr. Nottenburg's target bonus was 80% of his base salary, prorated for 2008, or $216,667, and was guaranteed pursuant to Dr. Nottenburg's employment agreement; (b) Mr. Gaynor's target bonus was 60% of his base salary; (c) as Vice President of Worldwide Sales, Mr. Shanableh's cash incentives were based upon the achievement of goals related to revenue and sales orders which supported the corporate goals. Mr. Shanableh's cash incentive was based upon commissions as a percentage of sales orders and revenue quotas achieved and he was eligible for additional commissions based upon achievement of 80% of the sales order and 90% of the revenue goals. Mr. Shanableh's commission rates on sales orders up to 80% of quotas was 0.01856% and his commission rates on revenues up to 90% was 0.02696%. The rates for achievement of sales orders and revenue in excess of quotas were 0.02696% and 0.13481%, respectively. Mr. Shanableh's compensation plan provided an incentive bonus of $60,000 upon achievement of 100% of sales order quota, and up to $35,000 upon achievement of 64% of gross margin goals (measured and paid quarterly). No actual bonus has been paid for 2008; (d) Mr. Dillon's target bonus was 60% of his base salary; and (e) Mr. England's target bonus was 40% of his base salary.

(5)
(a)   Dr. Nottenburg's 'other' compensation for 2008 of $673 is for group term life insurance.

  (b)
  Mr. Gaynor's 'other' compensation for 2008 of $10,749 is comprised of $6,827 related to attendance of Mr. Gaynor and family member(s) at our annual Chairman's Club event, $3,500 for our 401(k) matching contribution and $422 for group term life insurance.

  (c)
  Mr. Shanableh's 'other' compensation for 2008 of $15,634 is comprised of $11,894 related to attendance of Mr. Shanableh and family member(s) at our annual Chairman's Club event, $3,500 for our 401(k) matching contribution and $240 for group term life insurance.

  (d)
  Mr. Dillon's 'other' compensation for 2008 of $358 is for group term life insurance.

  (e)
  Mr. England's 'other' compensation for 2008 of $826 is for group term life insurance.

  (f)
  Mr. Ahmed's 'other' compensation for 2008 of $1,334,555 is comprised of $1,275,000 for the lump sum payment related to severance benefits upon his separation from our company, $1,261 for health benefits, $1,078 for group term life insurance and $57,215 for unused vacation at his employment termination.

  (g)
  Mr. Udokwu's 'other' compensation for 2008 of $203,280 is comprised of $185,000 for the payments related to severance benefits upon his separation from our company, $2,827 for health benefits, $7,225 related to attendance of Mr. Udokwu and family member(s) at our annual Chairman's Club event, $603 for group term life insurance and $7,626 for unused vacation at his employment termination.

  (h)
  Ms. Philbrook's 'other' compensation for 2008 of $409,684 is comprised of $383,700 for payments related to severance benefits upon her separation from our company, $1,768 for health benefits, $7,743 related to attendance of Ms. Philbrook and family member(s) at our annual Chairman's Club event, $93 for group term life insurance and $16,380 for unused vacation at her employment termination.

(6)
Dr. Nottenburg joined us on June 13, 2008 and his initial annual salary was $500,000 per year.

(7)
On November 14, 2007, we entered into a Retention and Restricted Stock Agreement (the 'Agreement') with Mr. Ahmed as described under 'Employment, Severance and Change of Control Arrangements' below. The $277,953 reported as 'Stock Awards' for 2007 reflects the expense related to the restricted stock award(s) under the Agreement. The Agreement also modified Mr. Ahmed's existing stock options to provide for the continued vesting of any unvested stock options and the ability to exercise any vested stock options for 18 months from the date of Mr. Ahmed's separation from us under certain conditions. We recorded $1,816,500 of expense related to the modification of Mr. Ahmed's stock options related to the Agreement. In connection with our historical stock option investigation and subsequent filing, on August 2, 2007, of our Annual Report on Form 10-K for the year ended December 31, 2006, we determined that the correct date of the June 15, 2003 grant to Mr. Ahmed was June 18, 2003. Pursuant to the terms of Mr. Ahmed's Consent (see 'Section 409A of the Internal Revenue Code' below), the exercise price for the portion of that option vesting after December 31, 2004 (representing 1,250,000 shares) was increased from $4.47 to $4.79 per share, reflecting the closing price of our stock on June 18, 2003. Also, pursuant to the terms of the Consent, Mr. Ahmed became entitled to receive a cash payment of $400,000, which is the amount of the aggregate increase in the exercise price of the 1,250,000 shares. This payment was made in January 2008. The option remains exercisable for 750,000 shares at the original exercise price of $4.47 per share. The total of $2,216,500 related to these matters comprises the amount reported as 'Option Awards' for 2007. On May 16, 2008, the vesting of 375,000 shares of the restricted stock awarded to Mr. Ahmed was accelerated through September 13, 2008, the completion date of Mr. Ahmed's required transition assistance period related to Dr. Nottenburg's appointment. Mr. Ahmed's employment with us terminated on December 11, 2008, and he retired from our Board effective the same date. Pursuant to Mr. Ahmed's Retention and Restricted Stock Agreement, upon his termination, the remaining 375,000 shares of restricted stock immediately vested. We recorded incremental expense totaling $2,459,670 related to the accelerated vesting in 2008 of Mr. Ahmed's unvested restricted stock. Mr. Ahmed's outstanding stock options, none of which were unvested at the date of his termination, will remain outstanding and exercisable for the lesser of 18 months from the date of termination or the life of the option.

(8)
Mr. Udokwu's employment with us terminated on October 10, 2008.

(9)
Ms. Philbrook's employment with us terminated on June 30, 2008. At the time of termination, the Company accelerated the vesting of all unvested shares of restricted stock to June 30, 2008 and extended the exercise period for all vested stock options to one year from June 30, 2008, for which we recorded expense in 2008 of $194,032 and $53,264, respectively. These amounts are included with the amounts reported as "Stock Awards" and "Option Awards" in 2008 in the table above.

Plan-Based Awards

        The following table sets forth information about incentive plan awards made to the Named Executive Officers during the year ended December 31, 2008.

2008 GRANTS OF PLAN-BASED AWARDS

										All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($)(4)

Name	Grant Date	Action- Date(2)	Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)(3)	Maximum (#)(3)

Richard N. Nottenburg	6/16/08	5/9/08	$216,667	$216,667		$216,667	—	500,000	500,000	500,000	500,000	$4.75	$3,822,800

Richard J. Gaynor	11/15/08	10/3/08	—	$179,156		$264,469	—	100,000	100,000	200,000	—	—	$448,000

Mohammed	6/16/08	6/5/08	—	$279,153	(5)	Unlimited	—	—	—	25,000	125,000	$4.75	$464,038
Shanableh	11/15/08	10/3/08	—	—		—	—	66,000	66,000	133,000	—	—	$297,920

Matthew Dillon	11/15/08	10/3/08	—	$148,129		$218,666	—	66,000	66,000	133,000	—	—	$297,920

Gale England	11/15/08	10/3/08	—	$88,212		$130,218	—	16,667	16,667	33,333	—	—	$74,666

Hassan M. Ahmed	—	—	—	—		—	—	—	—	—	—	—	—

Chuba Udokwu	—	—	—	—		—	—	—	—	—	—	—	—

Jocelyn Philbrook	—	—	—	—		—	—	—	—	—	—	—	—

(1)
Amounts reflect potential cash award amounts payable under our incentive compensation program for 2008 described above in "Compensation Discussion and Analysis". Actual award amounts are set forth in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)
Date on which Compensation Committee took action to approve the award.

(3)
Reflects total potential awards contingent upon us achieving certain performance metrics: (a) Dr. Nottenburg will be entitled to two performance stock awards of 250,000 shares each upon us achieving certain performance metrics between January 1, 2010 and December 31, 2012; and (b) Mr. Gaynor, Mr. Shanableh, Mr. Dillon and Mr. England will be entitled to three performance stock awards (each one third of the total target in the table above) contingent upon us achieving certain performance metrics for each of the three years ended December 31, 2010, 2011 and 2012.

(4)
Amounts reflect the fair value of the restricted stock awards and stock option grants as of the grant date. The terms of the grants are as follows: (a) Dr. Nottenburg was granted an option to purchase 500,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of grant pursuant to his Employment Agreement described under "Employment, Severance and Change of Control Arrangements" below; (b) Mr. Shanableh was granted an award of 25,000 restricted shares on June 16, 2008 which vest over four years with 25% of the shares vesting on the anniversary of the grant date and in equal increments semi-annually thereafter; and an option to purchase 125,000 shares of our common stock at an exercise price of $4.75 per share, the closing price on the grant date, with 25% of the shares vesting on the first anniversary of the grant date and the remaining 75% vesting 2.0833% monthly; (c) Mr. Dillon, Mr. England, Mr. Gaynor and Mr. Shanableh were granted awards of 133,000, 33,333, 200,000 and 133,000 restricted shares, respectively, under the 2007 Plan, subject to the terms of the 2007 Plan pursuant to the severance and retention program and agreements described under "Employment, Severance and Change of Control Arrangements" below.

(5)
Target amount is calculated using Mr. Shanableh's commission targets for 2008.

Option Holdings

        The following table sets forth information concerning stock options and unvested stock awards held by the Named Executive Officers as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Richard Nottenburg	—	500,000		—	$4.75	6/16/2018	—	—	—	—
	—	—		—	—		500,000	$790,000	—	—
	—	—		—	—		—	—	500,000	$790,000

Richard J. Gaynor	102,083	247,917		—	$5.98	10/15/2017	—	—	—	—
	—	—		—	—	—	26,250	$41,475	—	—
	—	—		—	—	—	200,000	$316,000	—	—
	—	—		—	—	—	—	—	100,000	$158,000

Mohammed Shanableh	110,000	—		—	$5.79	9/20/2014	—	—	—	—
	50,000	—		—	$4.91	9/9/2015	—	—	—	—
	20,000	—		—	$5.37	9/15/2015	—	—	—	—
	83,333	166,667		—	$5.64	8/15/2017	—	—	—	—
	—	125,000		—	$4.75	6/16/2018	—	—	—	—
	—	—		—	—	—	25,000	$39,500	—	—
	—	—		—	—	—	18,750	$29,625	—	—
	—	—		—	—	—	25,000	$39,500	—	—
	—	—		—	—	—	133,000	$210,140	—	—
	—	—		—	—	—	—	—	66,000	$104,280

Matthew Dillon	1,660	—		—	$4.48	5/27/2010	—	—	—	—
	59,376	—		—	$4.47	6/16/2013	—	—	—	—
	90,624	—		—	$5.21	6/16/2013	—	—	—	—
	75,000	—		—	$5.19	8/27/2014	—	—	—	—
	100,000	—		—	$4.87	6/17/2015	—	—	—	—
	150,000	—		—	$4.91	9/9/2015	—	—	—	—
	72,917	27,083		—	$4.91	1/9/2016	—	—	—	—
	46,667	93,333		—	$5.64	8/15/2017	—	—	—	—
	—	—		—	—	—	18,750	$29,625	—	—
	—	—		—	—	—	133,000	$210,140	—	—
	—	—		—	—	—	—	—	66,000	$104,280

Gale England	119,125	9,375		—	$3.44	4/29/2015	—	—	—	—
	23,333	46,667		—	$5.64	8/15/2017	—	—	—	—
	—	—		—	—	—	11,250	$17,775	—	—
	—	—		—	—	—	33,333	$52,666	—	—
	—	—		—	—	—	—	—	16,667	$26,334

Hassan Ahmed(7)	813,000	—		—	$3.33	3/15/2010	—	—	—	—
	586,666	—	(5)	—	$13.88	4/3/2011	—	—	—	—
	53,334	—	(5)	—	$24.50	4/3/2011	—	—	—	—
	750,000	—	(6)	—	$4.47	6/16/2013	—	—	—	—
	1,250,000	—	(6)	—	$4.79	6/16/2013	—	—	—	—
	550,000	—		—	$5.79	9/20/2014	—	—	—	—

Chuba Udokwu(8)	—	—		—	—	—	—	—	—	—

Jocelyn Philbrook(9)	5,051	—		—	$4.08	5/27/2010	—	—	—	—
	7,043	—		—	$4.48	5/27/2010	—	—	—	—
	1,365	—		—	$4.08	5/27/2013	—	—	—	—
	749	—		—	$4.48	5/27/2013	—	—	—	—
	9,896	—		—	$4.47	6/16/2013	—	—	—	—
	15,104	—		—	$5.21	6/16/2013	—	—	—	—
	23,783	—		—	$5.19	8/27/2014	—	—	—	—
	25,000	—		—	$4.91	9/9/2015	—	—	—	—
	15,000	—		—	$5.37	9/15/2015	—	—	—	—

(1)
On December 21, 2005, upon the Compensation Committee's recommendation, our Board approved the acceleration of vesting of unvested stock options having an exercise price per share of $4.00 or higher, granted under our stock option plan that are held by our current employees, including executive officers. As a result, unvested options for executive officers with an exercise price per share of $4.00 or higher were accelerated. The aggregate number of options accelerated for the executive officers was 2,765,417. Each executive officer who held options that were accelerated entered into a Resale Restriction Agreement, which restricts his or her sale of any shares obtained through the exercise of accelerated options before such time as vesting would otherwise have taken place absent the acceleration or, if earlier, the executive officer's last day of employment with us.

(2)
(a) Of Dr. Nottenburg's 500,000 unvested stock options, 125,000 stock options will vest on June 14, 2009 and 10,416 will vest on the 14th of each month beginning July 14, 2009 through June 14, 2012. (b) Of Mr. Gaynor's 247,917 unvested stock options, 7,292 will vest on the first of each month through September 30, 2011. (c) Of Mr. Shanableh's 166,667 unvested stock options from the August 15, 2007 grant, 5,208 stock options will vest monthly on the 15th of each month through August 15, 2011. Of Mr. Shanableh's 125,000 unvested stock options from the June 16, 2008 grant, 31,250 stock options will vest on June 16, 2009 and 2,604 stock options will vest monthly on the 16th of each month beginning July 16, 2009 through June 16, 2012. (c) Of Mr. Dillon's 27,083 unvested stock options from the January 9, 2006 grant, 2,083 stock options will vest monthly on the 9th of each month through January 9, 2010. Of Mr. Dillon's 93,333 unvested stock options from the August 15, 2007 grant, 2,917 will vest monthly on the 15th of each month through August 15, 2011. (d) Of Mr. England's 9,375 unvested stock options from the April 29, 2005 grant, 2,677 stock options will vest monthly on the 15th of each month through April, 2009. Of Mr. England's 46,667 unvested stock options from the August 15, 2007 grant, 1,458 stock options will vest monthly on the 15th of each month through August 15, 2011.

(3)
Dr. Nottenburg's 500,000 unvested shares of restricted stock will vest as follows:

Vest Date	Shares
June 13, 2009	125,000
December 13, 2009	62,500
June 13, 2010	62,500
December 13, 2010	62,500
June 13, 2011	62,500
December 13, 2011	62,500
June 13, 2012	62,500

  Mr. Gaynor's 226,250 unvested shares of restricted stock will vest as follows:

Vest Date	Shares
April 1, 2009	4,375
September 15, 2009	50,000
October 1, 2009	4,375
April 1, 2010	4,375
September 15, 2010	50,000
October 1, 2010	4,375
April 1, 2011	4,375
September 15, 2011	100,000
October 1, 2011	4,375

  Mr. Shanableh's 201,750 unvested shares of restricted stock will vest as follows:

Vest Date	Shares
February 14, 2009	6,250
February 15, 2009	3,125
June 16, 2009	6,250
August 14, 2009	6,250
August 15, 2009	3,125
September 15, 2009	33,250
December 16, 2009	3,125
February 14, 2010	6,250
February 15, 2010	3,125
June 16, 2010	3,125
August 14, 2010	6,250
August 15, 2010	3,125
September 15, 2010	33,250
December 16, 2010	3,125
February 15, 2011	3,125
June 16, 2011	3,125
September 15, 2011	66,500
August 15, 2011	3,125
December 16, 2011	3,125
June 16, 2012	3,125

  Mr. Dillon's 151,750 unvested shares of restricted stock will vest as follows:

Vest Date	Shares
February 15, 2009	3,125
August 15, 2009	3,125
September 15, 2009	33,250
February 15, 2010	3,125
August 15, 2010	3,125
September 15, 2010	33,250
February 15, 2011	3,125
August 15, 2011	3,125
September 15, 2011	66,500

  Mr. England's 44,583 unvested shares of restricted stock will vest as follows:

Vest Date	Shares
February 15, 2009	1,875
August 15, 2009	1,875
September 15, 2009	8,334
February 15, 2010	1,875
August 15, 2010	1,875
September 15, 2010	8,333
February 15, 2011	1,875
August 15, 2011	1,875
September 15, 2011	16,666
(4)
In accordance with SEC rules, the market value of unvested shares of restricted stock is determined by multiplying the number of such shares by $1.58, the closing market price of our common stock on December 31, 2008.

(5)
On August 2, 2007, we filed our Annual Report on Form 10-K for the year ended December 31, 2006. In connection with this filing, we determined that the correct grant date of the April 3, 2001 grant to Mr. Ahmed was August 3, 2001. Pursuant to the terms of Mr. Ahmed's Consent, the exercise price for the portion of that option vesting after December 31, 2004 (representing 53,334 shares) was increased from $13.875 to $24.50, reflecting the closing price of our stock on August 3, 2001. The option remains exercisable for 586,666 shares at the original exercise price of $13.875 a share.

(6)
On August 2, 2007, we filed our Annual Report on Form 10-K for the year ended December 31, 2006. In connection with this filing, we determined that the correct grant date of the June 16, 2003 grant to Mr. Ahmed was June 18, 2003. Pursuant to the terms of Mr. Ahmed's Consent, the exercise price for the portion of that option vesting after December 31, 2004 (representing 1,250,000 shares) was increased from $4.47 to $4.79, reflecting the closing price of our stock on June 18, 2003. Also, pursuant to the terms of the Consent, Mr. Ahmed became entitled to receive in January 2008 a cash payment of $400,000, which is the amount of the aggregate increase in the exercise price of the 1,250,000 shares. The option remains exercisable for 750,000 shares at the original exercise price of $4.47 a share.

(7)
On November 14, 2007, we entered into a Retention and Restricted Stock Agreement with our then current President, Chief Executive Officer and Chairman, Mr. Ahmed. On December 11, 2008, Mr. Ahmed was terminated without cause and as a result of such termination Mr. Ahmed is entitled to receive the following under the Retention and Restricted Stock Agreement: (i) 375,000 of his shares of restricted stock immediately vested, (ii) his unvested stock options will continue to vest over the 18 month period following the date of termination and thereafter will remain outstanding and exercisable for the lesser of 18 months from the date of termination or the life of the option and (iii) vested and unexercised options will remain outstanding and exercisable for the lesser of 18 months from the date of termination or the life of the option.

(8)
Due to the termination of Mr. Udokwu's employment with us, any remaining awards did not vest and have been forfeited.

(9)
On June 24, 2008, we entered into a Separation of Employment Letter with our then current Vice President, Marketing and Investor Relations, Ms. Philbrook. On June 30, 2008, Ms. Philbrook was terminated without cause and as a result of such termination Ms. Philbrook is entitled to receive the following payments under the Separation Letter: (i) 25,000 shares of restricted stock granted on August 15, 2007 and 15,625 shares of restricted stock granted on August 14, 2006 immediately vested, subject to shares to be returned to us to cover withholding taxes and (ii) vested and unexercised options will remain outstanding and exercisable for the lesser of 12 months from the date of termination or the life of the option.

        Option Exercises and Stock Vested.    The following table summarizes for the Named Executive Officers in 2008 (i) the number of shares acquired upon exercise of stock options and the value realized and (ii) the number of shares acquired upon the vesting of restricted stock and the value realized, before payout of any applicable withholding tax.

2008 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Richard N. Nottenburg	—	$—	—	$—
Richard J. Gaynor	—	$—	8,750	$25,200
Mohammed Shanableh	—	$—	18,750	$66,125
Matthew Dillon	—	$—	6,250	$21,063
Gale England	—	$—	3,750	$12,638
Hassan M. Ahmed	—	$—	750,000	$1,732,500
Chuba Udokwu	—	$—	18,750	$66,125
Jocelyn Philbrook	—	$—	43,750	$154,969

(1)
Of Mr. Gaynor's 8,750 shares that vested in 2008, 3,653 shares were returned to us to satisfy the tax withholding associated with the vesting of shares. Of Mr. Shanableh's 18,750 shares that vested in 2008, 5,988 shares were returned to us to satisfy the tax withholding associated with the vesting of the shares. Of Mr. Dillon's 6,250 shares that vested in 2008, 1,984 shares were returned to us to satisfy the tax withholding associated with the vesting of the shares. Of Mr. England's 3,750 shares that vested in 2008, 1,190 shares were returned to us to satisfy the tax withholding associated with the vesting of the shares. Of Mr. Ahmed's 750,000 shares that vested in 2008, 313,124 shares were returned to us to satisfy the tax withholding associated with the vesting of the shares. Of Mr. Udokwu's 18,750 shares that vested in 2008, 6,339 shares were returned to us to satisfy the tax withholding associated with the vesting of the shares. Of Ms. Philbrook's 43,750 shares that vested in 2008, 14,081 shares were returned to us to satisfy the tax withholding associated with the vesting of the shares.

(2)
In accordance with SEC rules, the aggregate dollar amount realized upon vesting of shares of restricted stock is determined by multiplying the number of shares by the closing market price of our common stock on the date of vesting.

  Section 409A of the Internal Revenue Code

        In connection with the voluntary review by us of our historical stock option grant practices with respect to options granted since our initial public offering, we concluded that the appropriate measurement dates for financial accounting purposes of certain stock grants differ from the recorded measurement dates of those awards. For certain options that were determined to have a measurement date different from the original measurement date, and that have an exercise price less than the fair market value of our stock on the re-determined measurement date, the option recipient is subject to adverse tax consequences, and we are subject to reporting and withholding obligations under Section 409A of the Internal Revenue Code ("Section 409A"). In addition, we must comply with certain reporting and withholding obligations under Section 409A.

        In order to address the adverse tax consequences under Section 409A, on December 26, 2006, our current and former executive officers and directors who may have received options subject to Section 409A (the "Section 16 Persons") each executed a consent (the "Consent(s)"), pursuant to which they irrevocably agreed that the exercise price of any of their stock options that are determined to be subject to Section 409A would be increased so as to be equal to the fair market value of our stock on the re-determined measurement date.

        In 2008, we compensated in cash the Section 16 Persons for any increases in the exercise price of their options that are subject to Section 409A. However, the Section 16 Persons did not receive compensation for grants that we determined to be out-of-the-money with exercise prices higher than the closing price of our common stock on the NASDAQ Global Select Market as of February 16, 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR UPON CHANGE IN CONTROL

        The table below shows potential payments to the Named Executive Officers with severance or change in control arrangements upon termination or upon a change of control of our company. The amounts shown assume that termination and/or change of control was effective as of December 31, 2008, the last day of our fiscal year, and are estimates of the amounts that would have been paid to the executives or realized by the employees upon such a termination or change of control. The actual amounts to be paid or realized can only be determined at the time of an executive's termination or following a change of control.

	Termination without Cause or for Good Reason(1)	Change in Control: Stock Options Assumed or Substituted by Acquiring Company(2)	Change in Control: Stock Options Not Assumed or Substituted by Acquiring Company(3)	Termination without Cause or for Good Reason following Change in Control
Richard Nottenburg
Cash Severance	$1,350,000	$—	$—	$1,750,000
Stock Options(4)	—	—	—	—
Stock Awards(5)	790,000	790,000	790,000	790,000
Health Benefits	29,824	—	—	29,824

	$2,169,824	$790,000	$790,000	$2,569,824

Richard J. Gaynor
Cash Severance	$470,250	$—	$—	$470,250
Stock Options(4)	—	—	—	—
Stock Awards(5)	357,475	357,475	357,475	357,475
Health Benefits	19,536	—	—	19,536

	$847,261	$357,475	$357,475	$847,261

Mohammed Shanableh
Cash Severance	$521,113	$—	$—	$521,113
Stock Options(4)	—	—	—	—
Stock Awards(5)	318,765	318,765	318,765	318,765
Health Benefits	19,883	—	—	19,883

	$859,761	$318,765	$318,765	$859,761

Matthew Dillon
Cash Severance	$387,956	$—	$—	$387,956
Stock Options(4)	—	—	—	—
Stock Awards(5)	239,765	239,765	239,765	239,765
Health Benefits	19,883	—	—	19,883

	$647,604	$239,765	$239,765	$647,604

Gale England
Cash Severance	$305,805	$—	$—	$305,805
Stock Options(4)	—	—	—	—
Stock Awards(5)	70,441	70,441	70,441	70,441
Health Benefits	14,152	—	—	14,152

	$390,398	$70,441	$70,441	$390,398

(1)
Assumes employment termination without a change of control.

(2)
If an acquiring company assumes or substitutes the stock options, under Sonus' stock incentive plans the number of shares subject to the option that are not then vested shall become accelerated in vesting by 12 months upon the closing of the Acquisition. In addition, 25% of the number of shares of restricted stock shall become vested.

(3)
If an acquiring company does not assume or substitute the stock options, under Sonus' stock incentive plans the number of shares subject to the option that are not then vested shall accelerate in full and become immediately exercisable upon the closing of the Acquisition. In addition, 25% of the number of shares of restricted stock shall become vested.

(4)
Stock options for Dr. Nottenburg, Mr. Gaynor, Mr. Shanableh, Mr. Dillon and Mr. England were out of the money on December 31, 2008. Accordingly, there would be no gain realized at December 31, 2008 related to the accelerated vesting of their stock options.

(5)
The value of shares of restricted stock was calculated by multiplying the number of shares of restricted stock by $1.58, the closing market price of our common stock on December 31, 2008.

  Employment, Severance and Change of Control Arrangements

        In addition to compensation designed to reward employees and executives for service and performance, we have approved certain severance and change of control provisions for certain of the Named Executive Officers.

        Executive retention and severance agreements encourage executives to remain in our employ and to continue to devote their full attention to our success and provide enhanced financial security and incentive to the executives. In order to recruit and retain executives, we believed it was appropriate and necessary to provide assurance of certain severance payments if we terminated an executive's employment without cause or if the executive terminated his or her employment for good reason. Sonus competes in a challenging market environment with larger competitors which can provide greater cash incentives to executives. In addition, smaller private competitors can offer greater equity growth potential.

        On August 31, 2007, Richard J. Gaynor entered into an employment agreement with us, under which he became Chief Financial Officer as of October 1, 2007. In 2008, Mr. Gaynor received an annual base salary of $285,000, which may be increased in subsequent years. Pursuant to the terms of his employment agreement, Mr. Gaynor received an option to purchase 350,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market on October 15, 2007. 25% of the shares subject to the option vested on the first anniversary of his commencement date. Subject to his continued employment, the remaining 75% vests in equal monthly increments through the fourth anniversary of his commencement date. Mr. Gaynor also received 35,000 shares of restricted stock, 25% of which vested on the first anniversary of his commencement date with the remaining 75% vesting in equal increments semi-annually through the fourth anniversary of his commencement date.

        The employment agreement provides that if Mr. Gaynor's employment is terminated following an acquisition of our company for any reason other than Cause (as defined in the agreement) or if he is not offered an equivalent position in the combined entity, he will be eligible to receive the following severance and related post-termination benefits: (i) 12 months salary continuation payments of his annual base salary; (ii) 12 months health benefits continuation; and (iii) 100% of all unvested options and restricted stock in his New Hire Grant shall immediately become vested and exercisable, subject to his serving through a six month transition period, if requested.

        On November 14, 2007, we entered into a Retention and Restricted Stock Agreement with our then current President, Chief Executive Officer and Chairman, Mr. Ahmed. On December 11, 2008, Mr. Ahmed was terminated without cause and as a result of such termination Mr. Ahmed is entitled to receive the following payments under the Retention and Restricted Stock Agreement: (i) eighteen months of his then current base salary at the time of the termination and 1.5x annual bonus plan amount assuming the target amount, (ii) for 35 days of accrued vacation, (iii) 375,000 of his shares of restricted stock shall immediately vest, (iv) his COBRA premiums for a period of 18 months for medical, dental and vision, (v) unvested stock options will continue to vest over the 18 month period following the date of termination and thereafter will remain outstanding and exercisable for the lesser of 18 months from the date of termination or the life of the option, (vi) vested and unexercised options will remain outstanding and exercisable for the lesser of 18 months from the date of termination or the life of the option, and (vii) any unpaid expenses properly submitted pursuant to our expense reimbursement policy. In order to comply with Section 409A of the Internal Revenue Code, we must wait to make the payment of salary and bonus to Mr. Ahmed until six months and one day from the date of termination.

        On May 16, 2008, Dr. Richard N. Nottenburg entered into an employment agreement with us to commence employment no later than June 14, 2008 as Sonus' President and Chief Executive Officer. Dr. Nottenburg also joined our Board of Directors. Pursuant to his employment agreement, Dr. Nottenburg received an initial annual base salary of $500,000 and he is eligible for an "on target bonus" of at least 80% of his annual base salary subject to the achievement of specific objectives. For fiscal year 2008, Dr. Nottenburg was guaranteed a bonus of 80% of his base salary pro rated for the days in 2008 he was employed by us. We reimbursed Dr. Nottenburg for relocation costs up to $25,000. Dr. Nottenburg also received an option to purchase 500,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. Pursuant to his employment agreement, on January 15, 2009, Dr. Nottenburg received an option to purchase 500,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. Each of the foregoing grants are subject to vesting. Dr. Nottenburg will be entitled to two performance stock grants of 250,000 shares each upon our achieving certain performance metrics between January 1, 2010 and December 31, 2012 as approved by the Compensation Committee of our Board.

        In the event of an Acquisition (as defined in Dr. Nottenburg's employment agreement), 100% of all unvested options and restricted stock shall accelerate and become vested. In addition, the options shall remain exercisable for the shorter of five years from the date of Acquisition or the original remaining life of the options. Dr. Nottenburg's employment agreement also provides that if he is terminated for any reason other than Cause (as defined in his employment agreement), or is terminated due to his death or disability or if Dr. Nottenburg terminates his employment with Good Reason (as defined in his employment agreement), he will receive: (1) a lump sum payment equal to one and one half times his then annual base salary and one and a half times his then target bonus (or two and a half times his target bonus if the termination follows an Acquisition); (2) health benefits continuation at our expense for 18 months following his termination; (3) acceleration of the vesting of options unvested as of the termination which would have vested over the 24 months following termination; (4) the right to exercise all vested options for the shorter of 5 years from the termination date or the original remaining life of the options; and (5) accelerated vesting of all unvested restricted shares at the time of termination.

        On June 24, 2008, we entered into a Separation of Employment Letter with our then current Vice President, Marketing and Investor Relations, Ms. Philbrook. On June 30, 2008, Ms. Philbrook was terminated without cause and as a result of such termination Ms. Philbrook is entitled to receive the following payments under the Separation Letter: (i) continuation of payment of salary for a period of 52 weeks from the date of separation, (ii) a lump sum payment of $165,300, calculated as (a) six months of base salary, or $109,200, (b) six months of pro-rated bonus, or $54,600, and (c) a $1,500 special bonus, (iii) her COBRA premiums for a period of 12 months for medical, dental and vision, (iv) 25,000 shares of restricted stock granted on August 15, 2007 and 15,625 shares of restricted stock granted on August 14, 2006 immediately vested, subject to shares to be returned to us to cover withholding taxes, and (v) vested and unexercised options will remain outstanding and exercisable for the lesser of 12 months from the date of termination or the life of the option.

        On October 3, 2008, the Compensation Committee of our Board approved a severance and retention program and agreement for each of Matthew Dillon, Gale England, Richard J. Gaynor and Mohammed Shanableh (each an "Executive"). The severance program and agreement provide for post-termination benefits in the event an Executive's employment is terminated by us without Cause (as defined in the agreement) or is terminated by the Executive for Good Reason (as defined in the agreement). The post-termination benefits include: (1) a lump sum payment equal to the Executive's annual base salary and target bonus; (2) continuation of payment of our share of benefits for 12 months; (3) payment of unreimbursed expenses and any accrued but unused vacation pay; (4) 12-months forward vesting of unvested options; and (5) complete vesting of unvested restricted stock. Pursuant to the program and agreement, we will grant each Executive: (1) certain restricted shares of our common stock $0.001 par value per share ("Restricted Stock") under the 2007 Plan, subject to the terms of the 2007 Plan and our restricted stock agreement, which Restricted Stock shall vest 25% on September 15, 2009, 25% on September 15, 2010 and 50% on September 15, 2011 subject to continued employment by the Executive; and (2) additional Restricted Stock upon the achievement of certain performance metrics for the 2010, 2011 and 2012 fiscal years as determined by the Compensation Committee of our Board ("Performance Stock"), with the Executive eligible to be granted 1/3 of such Performance Stock during each of such fiscal years, and when issued, such Performance Stock shall be fully vested on the date of grant. In the event of a change in control (as defined in the agreement), 100% of all Restricted Stock granted to an Executive shall accelerate and become fully vested and any and all restrictions on such Restricted Stock shall be terminated.

        The number of shares granted, or eligible for granting, as applicable, to each Executive under the severance and retention program is set forth as follows:

Name	Title	Restricted Stock	Performance Stock
Matthew Dillon	Vice President, Global Services	133,000	66,000
Gale England	Vice President, Operations	33,333	16,667
Richard J. Gaynor	Chief Financial Officer and Assistant Secretary	200,000	100,000
Mohammed Shanableh	Vice President of Worldwide Sales	133,000	66,000

        For each employee including the Named Executive Officers, in the event of an Acquisition in which an option is assumed or substituted in the Acquisition, then the number of shares subject to the option that are not then vested shall become accelerated in vesting by 12 months upon the closing of the Acquisition. If an option is not assumed or substituted, then the number of shares that are not then vested shall accelerate in full and become immediately exercisable. In addition, 25% of the number of shares covered by a restricted stock award shall become vested.

        On October 10, 2008, we terminated the employment of Chuba Udokwu, Vice President of Engineering. In connection with Mr. Udokwu's termination, we and Mr. Udokwu entered into a Separation of Employment Agreement signed on October 10, 2008 (the "Separation Agreement"). Under the Separation Agreement, Mr. Udokwu will receive, the following in connection with his termination, (1) salary continuation payments for a 37-week period following the termination date at his annual base salary and (2) continued payment of health benefits for a 37-week period following the termination date.

  Indemnification Agreements

        Certain of our current and former officers and directors are parties to legal proceedings because of their status as officers and directors. We have generally entered into indemnification agreements with our officers and directors and we may be liable for judgments, fines and expenses in connection with such proceedings, which, in the aggregate, may be material. We are paying legal fees for counsel representing our officers and directors in connection with such proceedings.

  Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between any member of our Board or our Compensation Committee and any member of our Board or Compensation Committee of any other company, and none of these interlocking relationships have existed in the past.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2008 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	(A)		(B)	(C)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders(1)	36,875,380	(2)	$5.19	36,060,079	(3)
Equity compensation Plans Not Approved by Stockholders	—		—	—

Total	36,875,380		$5.19	36,060,079

(1)
Consists of the 2007 Plan and the 2000 Employee Stock Purchase Plan, or the ESPP.

(2)
Excludes purchase rights accruing under the ESPP. On January 25, 2008, our Board approved an Amended and Restated ESPP. Effective March 1, 2008, the Amended and Restated ESPP eliminates the original ESPP's two year offering periods comprised of four six-month purchase periods. The Amended and Restated ESPP provides for a six-month offering period commencing with the March 1, 2008 purchase period. The purchase price of the stock is equal to 85% of the market price on the last day of the offering period. Participation is limited to 20% of an employee's eligible compensation not to exceed amounts allowed by the Internal Revenue Code.

(3)
Consists of shares available for future issuance under the 2007 Plan and the ESPP. As of December 31, 2008, no shares of common stock were available for issuance under the 1997 Plan, which expired as of November 18, 2007; 4,891,581 shares of common stock were available for issuance under the 2007 Plan; and 31,168,498 shares of common stock were available for issuance under the ESPP. The ESPP incorporates an evergreen provision pursuant to which, on January 1 of each year, the aggregate number of shares reserved for issuance under the ESPP automatically increases by a number equal to the lesser of (i) 2% of the total number of shares of common stock outstanding on December 31 of the preceding year, or (ii) such number as our Board may determine, but the total shares reserved for issuance cannot increase to more than 75,000,000 without further stockholder approval (except as the ESPP provides with respect to certain changes in our equity structure).

TRANSACTIONS WITH RELATED PERSONS

        Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executives, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as "related person," has a direct or indirect material interest.

        If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the related person transaction to our Chairman of the Audit Committee. The policy calls for the related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Committee will review and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Committee to review and, if deemed appropriate, approve related person transactions that arise between Committee meetings, subject to ratification by the Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

        A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the Committee will review and consider:

  •
  the related person's interest in the related person transaction;

  •
  the approximate dollar value of the amount involved in the related person transaction;

  •
  the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

  •
  whether the transaction was undertaken in the ordinary course of our business;

  •
  whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

  •
  the purpose of, and the potential benefits to us of, the transaction; and

  •
  any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

        The Audit Committee may approve or ratify the transaction only if the Committee determines that, under all of the circumstances, the transaction is in our best interests. The Committee may impose any conditions on the related person transaction that it deems appropriate.

        In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for the purposes of our related person transaction policy:

  •
  transactions for which the related person's interest arises solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the other entity that is a party to the transaction; and

  •
  transactions that are specifically contemplated by provisions of our charter or bylaws.

        Our related person transaction policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

 AUDIT COMMITTEE REPORT

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

        We reviewed Sonus' audited financial statements for the fiscal year ended December 31, 2008 and discussed these financial statements with Sonus' management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Sonus' management is responsible for Sonus' financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Sonus' independent registered public accounting firm, Deloitte & Touche LLP, or Deloitte, is responsible for performing an independent audit of Sonus' financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report on those financial statements and issuing a report on the effectiveness of Sonus' internal control over financial reporting as of the end of the fiscal year. Our responsibility is to monitor and review these processes. We also reviewed and discussed with Deloitte the audited financial statements and the matters required by SEC Regulation S-X Rule 2-07 and Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB.

        Deloitte also provided us with the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. This Standard requires independent registered public accounting firms annually to disclose in writing all relationships that in the independent registered public accounting firm's professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. We also considered whether Deloitte's provision of other, non-audit related services to Sonus is compatible with maintaining Deloitte's independence.

        Based on its discussions with management and Deloitte, and our review of information provided by management and Deloitte, we recommended to the Sonus' Board of Directors that the audited financial statements and management's report on internal control over financial reporting be included in Sonus' Annual Report on Form 10-K for the year ended December 31, 2008.

                      Submitted by,
                       AUDIT COMMITTEE:
                      John P. Cunningham (Chairman)
                      Howard E. Janzen
                      John A. Schofield
                      Scott E. Schubert

FEES FOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS DURING
FISCAL YEARS ENDED DECEMBER 31, 2008 AND 2007

        The following is a summary of the aggregate fees billed to us by Deloitte & Touche LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2008 and 2007 for each of the following categories of professional services.

Fee Category	Fiscal 2008 Fees	Fiscal 2007 Fees
Audit Fees	$4,344,091	$5,310,570
Audit-Related Fees	20,850	12,500
Tax Fees	635,951	444,409
All Other Fees	18,000	—

Total Fees	$5,018,892	$5,767,479

        The following is a summary of the aggregate fees billed to us by Ernst & Young LLP, our former independent registered public accounting firm, for the fiscal year ended December 31, 2008 and December 31, 2007.

Fee Category	Fiscal 2008 Fees	Fiscal 2007 Fees
Audit Fees	$—	$715,490
Audit-Related Fees	19,814	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$19,814	$715,490

Audit Fees

        Audit fees consist of professional services rendered for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q, and the audit of the effectiveness of internal control over financial reporting. Audit fees for 2007 include fees related to the audit of our restated financial statements and the review of the independent investigation into our historical stock option practices and accounting.

Audit-Related Fees

        Audit-related fees consist of professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements and the audit of the effectiveness of internal control over financial reporting, but are not reported under "Audit Fees." These services include consultations concerning financial accounting and reporting standards and the review of a tender offer filing.

Tax Fees

        Tax fees consist of professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, value-added tax compliance, research and development tax credit compliance, and transfer pricing advice and planning.

All Other Fees

        All other fees consist of professional services other than the services reported above, including fees for our subscription to Deloitte's on-line accounting research tool.

 Policy On Audit Committee Pre-Approval Of Audit And Non-Audit Services

        The Audit Committee has adopted a policy to pre-approve audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engagement of the independent registered public accounting firm for the next year's audit, the independent registered public accounting firm and our management submit an aggregate of services expected to be rendered during that year for each of the four categories of services to the Audit Committee for approval. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and our management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee may ratify, without prior approval, certain de minimis non-audit services if the aggregate amount of all such non-audit services provided to us constitutes not more than $5,000 during the fiscal year in which the services are provided. During the fiscal years ended December 31, 2008 and 2007, there were no de minimis non-audit services provided that the Audit Committee subsequently ratified.

        Our Audit Committee requires the regular rotation of the lead audit partner and concurring partner as required by Section 203 of the Sarbanes-Oxley Act of 2002 and is responsible for recommending to our Board policies for hiring employees or former employees of the independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on a review of the copies of reports furnished to us, we believe that during the year ended December 31, 2008, our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements with the exception of the following: (1) Mr. Ahmed and Mr. Udokwu each filed amended Form 3s on January 31, 2008, because the original Form 3s filed by each of them in 2007 were under-reported by 4,500 shares and (2) Mr. Pastore filed a Form 3 reporting shares held four days in advance of his promotion to Chief Accounting Officer, but six days after his promotion was approved by our Board.

STOCKHOLDER PROPOSALS FOR INCLUSION IN 2010 PROXY STATEMENT

        To be considered for inclusion in the proxy statement relating to our annual meeting of stockholders to be held in 2010, stockholder proposals must be received at our principal executive offices no later than January 8, 2010, which is not less than 120 calendar days before the date of our proxy statement released to our stockholders in connection with the prior year's annual meeting of stockholders. If the date of next year's annual meeting is changed by more than 30 days from the anniversary date of this year's annual meeting on June 19, then the deadline is a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT 2010 ANNUAL MEETING

        We must receive other proposals of stockholders (including director nominations) intended to be presented at the 2010 annual meeting of stockholders but not included in the proxy statement by January 8, 2010, but not before December 9, 2009, which is not less than 120 days nor more than 150 days prior to the first anniversary of the date of our proxy statement delivered to stockholders in connection with the 2009 annual meeting of stockholders. However, in the event the 2010 annual meeting of stockholders is scheduled to be held on a date before April 8, 2010, or after July 7, 2010, which are dates 30 days before or 60 days after the first anniversary of the date of our proxy statement delivered to stockholders in connection with the 2009 annual meeting of stockholders, then your notice must be received by us at our principal executive office not later than the later of (1) the 60th day before the scheduled date of such annual meeting or (2) the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals we do not receive in accordance with the above standards may not be presented at the 2010 annual meeting of stockholders.

STOCKHOLDERS SHARING THE SAME ADDRESS

        We have adopted a procedure called "householding." Under this procedure, we are delivering only one copy of the annual report and proxy statement to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards.

        We will deliver promptly upon written or oral request a separate copy of the annual report and the proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or proxy statement, please submit your request to Broadridge Financial Solutions by calling 1-800-579-1639 or by following the instructions on your notice of Internet availability of proxy materials to request delivery of paper copies through the Internet or by e-mail, or in writing addressed to Sonus Networks, Inc., 7 Technology Park Drive, Westford, MA 01886 Attn: Investor Relations.

        If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, tel. (800) 542-1061. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

        Any stockholders of record who share the same address and currently receive multiple copies of our annual report and proxy statement who wish to receive only one copy of these materials per household in the future please contact Broadridge Householding Department at the contact information listed above to participate in the householding program.

        A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

FORM 10-K

        Our Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 26, 2009, is being delivered to stockholders in connection with this proxy solicitation. With the payment of an appropriate processing fee, we will provide copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to the Investor Relations department at our principal executive offices at 7 Technology Park Drive, Westford, MA 01886.

OTHER MATTERS

        Our Board knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend.

        We will pay the costs of soliciting proxies from stockholders, directors, executive officers, and regular employees may solicit proxies, either personally, by facsimile or by telephone, on behalf of us, without additional compensation, other than the time expended and telephone charges in making such solicitations. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

By Order of the Board of Directors,

Westford, Massachusetts May , 2009	Richard Gaynor Chief Financial Officer and Assistant Secretary

Appendix A

SONUS NETWORKS, INC.
AMENDED AND RESTATED ARTICLES OF INCORPORATION, ARTICLE V
(marked to show proposed amendments)

ARTICLE V

Board of Directors

        The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:

          (a)   ~~The~~Subject to the provisions of this paragraph (a) below, the Board of Directors shall be divided into three classes of directors, such classes to be as nearly equal in number of directors as possible, having staggered three-year terms of office, the term of office of the directors of the first such class to expire as of the first annual meeting of the Corporation's stockholders following the closing of the Corporation's first public offering of shares of Common Stock registered pursuant to the Securities Act of 1933, as amended, those of the second class to expire as of the second annual meeting of the Corporation's stockholders following such closing, and those of the third class as of the third annual meeting of the Corporation's stockholders following such closing, such that at each annual meeting of stockholders after such closing, nominees will stand for election to succeed those directors whose terms are to expire as of such meeting. At each annual meeting of the Corporation's stockholders commencing with the annual meeting held in 2009, directors elected to succeed those directors whose terms then expire shall be elected at such meeting to hold office for a term expiring at the second annual meeting of stockholders following the effectiveness of this Certificate of Amendment. Commencing with the second annual meeting of the Corporation's stockholders following the effectiveness of this Certificate of Amendment, the foregoing classification of the Board of Directors shall cease and each director shall hold office until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any director serving as such pursuant to this paragraph (~~b~~a) of Article V may be removed (i) prior to the second annual meeting of the Corporation's stockholders following the effectiveness of this Certificate of Amendment, only for cause and only by the vote of the holders of 66 2/3% of the shares of the Corporation's stock entitled ~~to vote for the election of directors.~~ to vote for the election of directors, and (ii) after the second annual meeting of the Corporation's stockholders following the effectiveness of this Certificate of Amendment, with or without cause but only by the vote of the holders of 66 2/3% of the shares of the Corporation's stock entitled to vote for the election of directors. The number of directors constituting the full Board of Directors shall be such number as the Board of Directors from time to time may determine.

          (b)   The Board of Directors shall have the power and authority: (i) to adopt, amend or repeal By-Laws of the Corporation, subject only to such limitations, if any, as may be from time to time imposed by other provisions of this Certificate, by law, or by the By-Laws; and (ii) to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgage, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Corporation, including after-acquired property, and to exercise all of the powers of the Corporation in connection therewith.

A-1

Appendix B

SONUS NETWORKS, INC.

2007 STOCK INCENTIVE PLAN, AS AMENDED
(marked to show proposed amendments)

1.    Purpose.

        The purpose of this 2007 Stock Incentive Plan (the "Plan") of Sonus Networks, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code") and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the "Board").

2.    Eligibility.

        All of the Company's employees, officers, directors, consultants and advisors are eligible to receive options, stock appreciation rights ("SARs"), restricted stock, restricted stock units and other stock-based awards (each, an "Award") under the Plan. Each person who receives an Award under the Plan is deemed a "Participant".

3.    Administration and Delegation.

        (a)    Administration by Board of Directors.    The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

        (b)    Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or officers.

        (c)    Delegation to Officers.    To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any "executive officer" of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or to any "officer" of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.    Stock Available for Awards.

        (a)    Number of Shares.    Subject to adjustment under Section 9, ~~Awards may be made under the Plan for up to 9,500,000~~the aggregate number of shares of common stock, $0.001 par value per share, of the Company (the "Common Stock")~~.~~ reserved for Awards under the Plan is 9,500,000 plus the number of shares of Common Stock subject to stock options granted under the Company's Amended and Restated 1997 Stock Incentive Plan that are surrendered to the Company for cancellation on or before                        in exchange for Awards under this Plan pursuant to an exchange offer approved by the Company's stockholders. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

        (b)    Share Count.    Shares issued pursuant to Awards of Restricted Stock or Restricted Stock Units or Other Stock Unit Awards will count against the shares of Common Stock available for issuance under the Plan as one and one-half (1.5) shares for every one (1) share issued in connection with the Award. Shares issued pursuant to the exercise of Options will count against the shares available for issuance under the Plan as one (1) share for every one (1) share to which such exercise relates. The total number of shares subject to SARs that are settled in shares shall be counted in full against the number of shares available for issuance under the Plan, regardless of the number of shares actually issued upon settlement of the SARs. If Awards are settled in cash, the shares that would have been delivered had there been no cash settlement shall not be counted against the shares available for issuance under the Plan. If any Award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), ~~is settled in cash or otherwise results in any Common Stock not being issued, the unused~~then the shares of Common Stock covered by such Award shall again ~~be~~become available for the grant of Awards under the Plan~~. However, in~~; provided that any one (1) share issued as Restricted Stock or subject to a Restricted Stock Unit Award or Other Stock Unit Award that is forfeited or terminated shall be credited as one and one-half (1.5) shares when determining the number of shares that shall again become available for Awards under the Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan, as well as any shares exchanged by a Participant or withheld by the Company to satisfy the tax withholding obligations related to any Award, shall not be available for subsequent Awards under the Plan. In the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. ~~Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.~~

        ~~(b)~~(c)    Sub-limits.    Subject to adjustment under Section 9, the following sub-limits on the number of shares subject to Awards shall apply:

          (1)    Section 162(m) Per-Participant Limit.    The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be ~~1,000,000~~2,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR (as each is hereafter defined) shall be treated as a single Award. The per-Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder ("Section 162(m)").

          (2)    ~~Limit on Awards other than Options and SARs. The maximum number of shares with respect to which Awards other than Options and SARs may be granted shall be 35% of the maximum number of authorized shares set forth in Section 4(a).(3)~~ Limit on Awards to Directors.    The

  maximum number of shares with respect to which Awards may be granted to any director who is not an employee of the Company at the time of grant shall be 100,000 per calendar year.

        (~~c~~d)    Substitute Awards.    In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.    Stock Options.

        (a)    General.    The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option."

        (b)    Incentive Stock Options.    An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of Sonus Networks, Inc., any of Sonus Networks, Inc.'s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

        (c)    Exercise Price.    The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement. The exercise price shall be not less than 100% of the Fair Market Value (as defined below) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

        (d)    Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement, provided, however, that no Option will be granted for a term in excess of 10 years.

        (e)    Exercise of Option.    Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

        (f)    Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

          (1)   in cash or by check, payable to the order of the Company;

          (2)   except as may otherwise be provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the

  Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

          (3)   to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board ("Fair Market Value"), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

          (4)   to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in its sole discretion, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board or (ii) payment of such other lawful consideration as the Board may determine; or

          (5)   by any combination of the above permitted forms of payment.

        (g)    Fair Market Value.    Fair Market Value of a share of Common Stock for purposes of the Plan will be determined as follows:

          (1)   if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

          (2)   if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") for the date of grant; or

          (3)   if no such closing sale price information is available, the average of bids and asked prices that Nasdaq reports for the date of grant; or

          (4)   if there are no such closing bid and asked prices, the average of the bid and asked prices as reported by any other commercial service for the date of grant.

        For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately following trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of "closing sale price" or "bid and asked prices" if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Code Section 409A.

        (h)    Limitation on Repricing.    Unless such action is approved by the Company's stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefore new Awards under the Plan covering the same or a different number of share of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option.

6.    Stock Appreciation Rights.

        (a)    General.    The Board may grant Awards consisting of a SAR entitling the holder, upon exercise, to receive an amount in Common Stock or cash or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the exercise price established pursuant to Section 6(c). The date as of which such appreciation or other measure is determined shall be the exercise date.

        (b)    Grants.    SARs may be granted in tandem with, or independently of, Options granted under the Plan.

          (1)    Tandem Awards.    When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

          (2)    Independent SARs.    A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

        (c)    Exercise Price.    The Board shall establish the exercise price of each SAR and specify it in the applicable SAR agreement. The exercise price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of a SAR with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

        (d)    Term.    The term of a SAR shall not be more than 10 years from the date of grant.

        (e)    Exercise.    SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

        (f)    Limitation of Repricing.    Unless such action is approved by the Company's stockholders: (1) no outstanding SAR granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding SAR (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled SAR.

7.    Restricted Stock; Restricted Stock Units.

        (a)    General.    The Board may grant Awards entitling recipients to acquire shares of Common Stock ("Restricted Stock"), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the

Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests ("Restricted Stock Units") (Restricted Stock and Restricted Stock Units are each referred to herein as a "Restricted Stock Award").

        (b)    Terms and Conditions for all Restricted Stock Awards.    The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

        (c)    Additional Provisions Relating to Restricted Stock.

          (1)    Dividends.    Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Board. Unless otherwise provided by the Board, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Each dividend payment will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the date the dividends are paid to stockholders of that class of stock.

          (2)    Stock Certificates.    The Company may require that any stock certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, "Designated Beneficiary" shall mean the Participant's estate.

        (d)    Additional Provisions Relating to Restricted Stock Units.

          (1)    Settlement.    Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant.

          (2)    Voting Rights.    A Participant shall have no voting rights with respect to any Restricted Stock Units.

          (3)    Dividend Equivalents.    To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock ("Dividend Equivalents"). Dividend Equivalents may be paid currently or credited to an account for the Participants, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish, in each case to be set forth in the applicable Award agreement.

8.    Other Stock Unit Awards.

        Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants ("Other Stock Unit Awards"), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock Unit Award, including any purchase price applicable thereto.

9.    Adjustments for Changes in Common Stock and Certain Other Events.

        (a)    Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limits set forth in Section 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions and the exercise price of each SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock Unit Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

        (b)    Reorganization Events.

          (1)    Definition.    A "Reorganization Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

          (2)    Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards.    In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant's unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common

  Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the "Acquisition Price"), make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant's Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

          For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

          (3)    Consequences of a Reorganization Event on Restricted Stock Awards.    Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

          (c)    Acquisition.    An "Acquisition" shall mean any (i) merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity (the "Acquiror")) less than a majority of the combined voting power of the voting securities of the Company or the Acquiror outstanding immediately after such merger or consolidation or (ii) sale, transfer or other disposition of all or substantially all of the assets of the Company. The effect of an Acquisition on any Award granted under the Plan shall be specified in the agreement evidencing such Award.

10.    General Provisions Applicable to Awards.

        (a)    Transferability of Awards.    Awards (other than vested Restricted Stock Awards) shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

        (b)    Documentation.    Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

        (c)    Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

        (d)    Termination of Status.    The Board shall determine the effect on an Award of the disability, death, termination of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

        (e)    Withholding.    The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

        (f)    Amendment of Award.    The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type,

changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided either (i) that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant or (ii) that the change is permitted under Section 9 hereof.

        (g)    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

        (h)    Acceleration.    The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

        (i)    Performance Awards.

          (1)    Grants.    Restricted Stock Awards and Other Stock Unit Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) ("Performance Awards"), subject to the limit in Section 4(b)(1) on shares covered by such grants.

          (2)    Committee.    Grants of Performance Awards to any Covered Employee intended to qualify as "performance-based compensation" under Section 162(m) ("Performance-Based Compensation") shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as "performance-based compensation" under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be deemed to be references to such Committee or subcommittee. "Covered Employee" shall mean any person who is a "covered employee" under Section 162(m)(3) of the Code.

          (3)    Performance Measures.    For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: (a) net income, (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (c) operating profit before or after discontinued operations and/or taxes, (d) sales, (e) sales growth, (f) earnings growth, (g) cash flow or cash position, (h) gross margins, (i) stock price, (j) market share, (k) return on sales, assets, equity or investment, (l) improvement of financial ratings, (m) achievement of balance sheet or income statement objectives or (n) total stockholder return, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as

  Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

          (4)    Adjustments.    Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

          (5)    Other.    The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

11.    Miscellaneous.

        (a)    No Right To Employment or Other Status.    No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

        (b)    No Rights As Stockholder.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

        (c)    Effective Date and Term of Plan.    The Plan shall become effective on the date the Plan is approved by the Company's stockholders (the "Effective Date"). No Awards shall be granted under the Plan after the completion of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

        (d)    Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company's stockholders if required by Section 162(m) (including the vote required under Section 162(m)); (ii) no amendment that would require stockholder approval under the rules of The NASDAQ Stock Market ("NASDAQ") may be made effective unless and until such amendment shall have been approved by the Company's stockholders; and (iii) if the NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of "material amendments" to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of the Company's stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

        (e)    Provisions for Foreign Participants.    The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

        (f)    Compliance With Code Section 409A.    No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Board.

        (g)    Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

ANNUAL MEETING OF STOCKHOLDERS OF

SONUS NETWORKS, INC.

June 19, 2009

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2007 Annual Report are available at www.proxyvote.com.

Please detach along perforated line and mail in the envelope provided if you are not voting via the Telephone or Internet.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder(s) of SONUS NETWORKS, INC., a Delaware corporation, hereby acknowledge(s) receipt of the notice of Annual Meeting of Stockholders and proxy statement, each dated May     , 2009, and hereby appoint(s) Dr. Richard N. Nottenburg and Mr. Richard Gaynor, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned, to represent the undersigned at the 2009 Annual Meeting of Stockholders of Sonus Networks, Inc. to be held on Friday, June 19, 2009 at 10:00 a.m., local time, at Boston Marriott Burlington, One Mall Road in Burlington, Massachusetts and at any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the meeting, and revoke(s) all proxies previously given by the undersigned with respect to the shares covered hereby.

        This proxy will be voted as directed, or if no direction is indicated, will be voted FOR the proposals specified on the reverse, and as said proxies deem advisable on such other matters as may properly come before the meeting.

SEE REVERSE SIDE	PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE (Your vote by proxy must be returned prior to the annual meeting on June 19, 2009)	SEE REVERSE SIDE

              SONUS NETWORKS, INC.
7 TECHNOLOGY PARK DRIVE
WESTFORD, MA 01886

  VOTE BY INTERNET—www.proxyvote.com

        Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

  ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

        If you would like to reduce the costs incurred by Sonus Networks, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

  VOTE BY PHONE—1-800-690-6903

        Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

  VOTE BY MAIL

        Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Sonus Networks, Inc., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: SNSNT1	KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except
1.	To elect 2 Directors:
	Nominees:	☐	☐	☐
01) Dr. Richard N. Nottenburg
02) Scott E. Schubert
To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain

2.	To amend the Fourth Amended and Restated Certificate of Incorporation to declassify the Board of Directors of Sonus as of the 2011 annual meeting of stockholders.	☐	☐	☐
		For	Against	Abstain

3.	To approve a stock option exchange tender offer.	☐	☐	☐

		For	Against	Abstain

4.	To approve the amendment to the Sonus 2007 Stock Incentive Plan.	☐	☐	☐
		For	Against	Abstain

5.	To ratify the appointment of Deloitte & Touche LLP as Sonus' independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐

        The Board of Directors recommends a vote "FOR" the election of each of the nominees to the Board (Proposal 1), "FOR" the amendment to the Fourth Amended and Restated Certificate of Incorporation of Sonus to declassify the Board of Directors of Sonus as of the 2011 annual meeting of stockholders (Proposal 2), "FOR" the stock option exchange tender offer (Proposal 3), "FOR" the amendment to the Sonus 2007 Stock Incentive Plan (Proposal 4), and "FOR" the ratification of the appointment of Deloitte & Touche LLP as Sonus' independent registered public accounting firm for the fiscal year ending December 31, 2009 (Proposal 5).

        In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the meeting and any adjournments thereof.

        (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date